Exhibit 10.3

EXECUTION VERSION

TRUE SCIENCE DELAWARE HOLDINGS, LLC

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

December 8, 2014

THE UNITS REPRESENTED BY THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

THE UNITS REPRESENTED BY THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT AND, IF APPLICABLE, THE CLASS P UNIT GRANT AGREEMENT, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNTIL SUCH RESTRICTIONS HAVE BEEN SATISFIED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH RESTRICTIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

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ARTICLE VI RIGHTS AND OBLIGATIONS OF MEMBERS		41
6.1.	Members Right to Act	41
6.2.	Action by Written Consent or Telephone Conference	42
6.3.	Special Approvals for Certain Company Actions	43
6.4.	Limitation of Liability	46
6.5.	Lack of Authority	46
6.6.	No Right of Partition	46

ARTICLE VII REPRESENTATIONS AND WARRANTIES; COVENANTS		47
7.1.	Investment Representations	47
7.2.	Non-Disparagement; Confidentiality	48

ARTICLE VIII REGISTRATION RIGHTS		49
8.1.	Demand Registration	49
8.2.	Registrations on Form S-3	51
8.3.	Piggyback Registration	53
8.4.	Preparation and Filing	53
8.5.	Indemnification	56
8.6.	Future Registration Rights	59
8.7.	Registration Rights Expenses	59
8.8.	Holdback Agreement	59
8.9.	Information by Holder	59
8.10.	Exchange Act Compliance	59

ARTICLE IX TRANSFER OF INTERESTS		60
9.1.	Additional Members	60
9.2.	Limitations on Transfers	60
9.3.	Co-Sale Rights	61
9.4.	Preemptive Rights	62
9.5.	Drag-Along Rights	63
9.6.	Realization Event	64
9.7.	Sale of the Company	65
9.8.	Legend	66

ARTICLE X BOOKS, RECORDS, ACCOUNTING AND REPORTS		66
10.1.	Records and Accounting	66
10.2.	Fiscal Year	66
10.3.	Reports	66
10.4.	Transmission of Communications	67
10.5.	Inspection	67

ARTICLE XI TAX MATTERS		68
11.1.	Tax Year	68
11.2.	Filing of Tax Returns	68
11.3.	Tax Elections	68

ARTICLE XII WITHDRAWAL AND RESIGNATION OF MEMBERS		69
12.1.	Withdrawal and Resignation of Members	69

ARTICLE XIII DISSOLUTION AND LIQUIDATION		70

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13.1.	Dissolution	70
13.2.	Liquidation	70
13.3.	Cancellation of Certificate	70
13.4.	Reasonable Time for Winding Up	71
13.5.	Return of Capital	71
13.6.	Liquidity Event	71

ARTICLE XIV CONVERSION		71

ARTICLE XV TERMINATION		72
15.1.	Termination of this Agreement	72

ARTICLE XVI GENERAL PROVISIONS		72
16.1.	Amendments	72
16.2.	Title to Company Assets	72
16.3.	Remedies	73
16.4.	Successors and Assigns	73
16.5.	Severability	73
16.6.	Counterparts	73
16.7.	Descriptive Headings; Interpretation	73
16.8.	Applicable Law	74
16.9.	Addresses and Notices	74
16.10.	Creditors	74
16.11.	Waiver	74
16.12.	Further Action	74
16.13.	Entire Agreement	74
16.14.	Opt-in to Article 8 of the Uniform Commercial Code	74
16.15.	Waiver of Jury Trial	74
16.16.	Survival	75
16.17.	Acknowledgements	75
16.18.	Reservation of Other Business Opportunities	75

EXHIBITS

Exhibit A	Schedule of Equity Owners

Exhibit B	Form of Joinder Agreement

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FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRUE SCIENCE DELAWARE HOLDINGS, LLC

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 8, 2014 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among True Science Delaware Holdings, LLC, a Delaware limited liability company (the “Company”), and each of the Equity Owners listed on the signature pages hereto.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on May 25, 2012 (the “Certificate”);

WHEREAS, the Company has been governed since August 7, 2014 by that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 7, 2014 (the “Amended Agreement”);

WHEREAS, the Eos Members, the Highland Members, Labore Et Honore LLC, Ron Kennedy and Christensen Class F, LLC are party to that certain Securities Purchase Agreement, dated as of the date hereof (as amended from time to time, the “Purchase Agreement”), by and among the Eos Members, Highland Members, Labore Et Honore LLC, Ron Kennedy, Christensen Class F, LLC and the Company, pursuant to which the Eos Members, the Highland Members, Labore Et Honore LLC, Ron Kennedy and Christensen Class F, LLC purchased Class F Units from the Company;

WHEREAS, immediately upon consummation of the transactions contemplated by the Purchase Agreement, and in accordance with the terms contained therein and herein, the Members own the number and class of Units set forth opposite each Members’ name on the Schedule of Equity Owners attached hereto as Exhibit A; and

WHEREAS, the Members desire to amend and restate the Amended Agreement in its entirety on the terms of this Agreement.

NOW, THEREFORE, the Members hereby amend and restate the Amended Agreement, which is replaced and superseded in its entirety by this Agreement as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Accredited Investors” has the meaning set forth in Rule 501 of the Securities Act.

“Additional Class A Unit” means a Class A Unit that, upon fully vesting under Section 4.1(d), has the rights and obligations specified with respect to Class A Units in this Agreement; provided, however, that no Additional Class A Unit shall have any Class A Capital.

“Additional Class B Unit” means a Class B Unit that has the rights and obligations specified with respect to Class B Units in this Agreement and shall for all purposes be considered Class B Units; provided, however, that no Additional Class B Unit shall have any Class B Capital or be entitled to any Class B Return.

“Additional Equity Securities” has the meaning set forth in Section 3.3.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 9.1.

“Adjusted Capital Account” means with respect to any Capital Account as of the end of any Taxable Year (or other relevant period), the balance in such Capital Account after:

(a) reducing it for any items described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6); and

(b) increasing it for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Equity Owner, the deficit balance, if any, in such Equity Owner’s Adjusted Capital Account as of the end of the Taxable Year (or other relevant period).

“Affiliate” of any particular Person means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) if such Person is a partnership, any general partner thereof, (c) if such Person is a limited liability company, any member thereof and (d) if such Person is an entity, any manager, director, officer or employee of such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Amended Agreement” has the meaning set forth in the Recitals.

“Applicable Class P Unit” has the meaning set forth in the definition of “In-the-Money Class P Unit.”

“Applicable Securities” means all Equity Securities other than Class P Units.

“Applicable Tax Rate” means the highest effective income Tax rate (taking into account the assumed deductibility of state income tax from federal taxable income) applicable to any Equity Owner based on the Equity Owner’s state and city of residence for the relevant Fiscal Year, provided that the state and city of residence for all Class B Members shall be deemed to be New York, New York.

“Approved Sale” has the meaning set forth in Section 9.5(a).

“Board” has the meaning set forth in Section 5.1.

“Board Expansion Option” has the meaning set forth in Section 5.3(a).

“Board Nominee” has the meaning set forth in Section 9.5(c).

“Books and Records” has the meaning set forth in Section 10.1.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Catch-Up Net Taxable Income” for any Taxable Year shall equal the Company’s Net Taxable Income for such Taxable Year computed assuming that the net taxable losses of the Company for the year ended December 31, 2012 that were allocated to the Original Member equaled $2,418,801 rather than $3,955,132.

“Catch-Up Tax Distribution” for any Taxable Year (other than a Taxable Year including or following a Liquidity Event) shall, subject to the next sentence, equal (i) the Catch-Up Net Taxable Income allocated to the Original Member for such Taxable Year multiplied by (ii) forty-five percent (45%). The aggregate Catch-Up Distribution for all Taxable Years shall not exceed $691,349.

“Capital Account” means the capital account maintained for an Equity Owner pursuant to Section 3.5.

“Capital Contributions” means, with respect to any Equity Owner, the amount of cash and the Fair Market Value (as determined for purposes of determining Gross Asset Value) of any property (other than cash) (net of liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) that any Equity Owner contributes (or is deemed to contribute) to the Company pursuant to Section 3.2.

“Cause” has the meaning set forth in any employment, consulting or other agreement between the Company, any of its Subsidiaries or any of their respective Affiliates, on the one hand, and the applicable Person, on the other hand, and if such an agreement does not exist, shall have the meaning determined by the Board.

“Certificate” has the meaning set forth in the Recitals.

“Certificated Units” has the meaning set forth in Section 9.8.

“Class A Capital” means, $6.8925 for every Class A Unit; subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units; provided, however, that the Class A Capital for each Additional Class A Unit issued under Section 4.1(d)(ii) shall be zero dollars.

“Class A Majority” means Class A Members holding a majority of the then-outstanding Class A Units.

“Class A Member” means a holder of Class A Units.

“Class A Percentage” means, as to any Class A Member, a percentage equal to the number of Class A Units owned by such Class A Member divided by all of the then-outstanding Class A Units.

“Class A Unit” means a Unit having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class A/D/E/F/P Percentage” means, as to any Class A Member, Class D Member, Class E Member, Class F Member and Class P Unit Holder, a percentage equal to the number of Class A Units, Class D Units, Class E Units, Class F Units and vested Class P Units owned by such Class A Member, Class D Member, Class E Member, Class F Member or Class P Unit Holder divided by all of the then-outstanding combined Class A Units, Class D Units, Class E Units, Class F Units and vested Class P Units.

“Class B Capital” means $10 for every Class B Unit, subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units; provided, however, the Class B Capital for each Additional Class B Unit issued under Section 4.1(d)(i) shall be zero dollars.

“Class B Hurdle” means aggregate Distributions (other than Tax Distributions) with respect to Class B Units (including any Additional Class B Units), exceeding the product of (a) $30 and (b) the number of Class B Units (other than Additional Class B Units), in each case subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Class B Majority” means Class B Members holding a majority of the then-outstanding Class B Units.

“Class B/C Majority” means Class B Members and/or Class C Members holding a majority of the then-outstanding combined Class B Units and Class C Units.

“Class B Member” means a holder of Class B Units.

“Class B Percentage” means, as to any Class B Member, a percentage equal to the number of Class B Units owned by such Class B Member divided by all of the then-outstanding Class B Units.

“Class B/C Percentage” means, as to any Class B Member and Class C Member, a percentage equal to the number of Class B Units and Class C Units owned by such Class B Member or Class C Member divided by all of the then-outstanding combined Class B Units and Class C Units.

“Class B Return” means the amount accruing on a daily basis at 10% per annum, compounded quarterly, from the Original Closing Date on the Unpaid Class B Capital for such Class B Unit.

“Class B Unit” means a Unit having the rights and obligations specified with respect to Class B Units in this Agreement.

“Class C Capital” means, $11.53846376 for every Class C Unit; subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Class C Member” means a holder of Class C Units.

“Class C Return” means the amount accruing on a daily basis at 10% per annum, compounded quarterly, from the date hereof on the Unpaid Class C Capital for such Class C Unit.

“Class C Unit” means a Unit having the rights and obligations specified with respect to Class C Units in this Agreement.

“Class D Capital” means, $6.89 for every Class D Unit; subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Class D Majority” means Class D Members holding a majority of the then-outstanding Class D Units.

“Class D Member” means a holder of Class D Units.

“Class D Percentage” means, as to any Class D Member, a percentage equal to the number of Class D Units owned by such Class D Member divided by all of the then-outstanding Class D Units.

“Class D Return” means the greater of (x) the amount accruing on a daily basis at 12% per annum, compounded quarterly, from the date of issuance on the Unpaid Class D Capital for such Class D Unit or (y) the amount of Class D Capital for such Class D Unit multiplied by a factor of 0.75.

“Class D Unit” means a Unit having the rights and obligations specified with respect to Class D Units in this Agreement.

“Class E Capital” means, $6.89 for every Class E Unit; subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Class E Majority” means Class E Members holding a majority of the then-outstanding Class E Units.

“Class E Member” means a holder of Class E Units.

“Class E Percentage” means, as to any Class E Member, a percentage equal to the number of Class E Units owned by such Class E Member divided by all of the then-outstanding Class E Units.

“Class E Return” means the greater of (x) the amount accruing on a daily basis at 12% per annum, compounded quarterly, from the date of issuance on the Unpaid Class E Capital for such Class E Unit or (y) the amount of Class E Capital for such Class E Unit multiplied by a factor of 1.50.

“Class E Unit” means a Unit having the rights and obligations specified with respect to Class E Units in this Agreement.

“Class F Capital” means, $6.89 for every Class F Unit; subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Class F Majority” means Class F Members holding a majority of the then-outstanding Class F Units.

“Class F Member” means a holder of Class F Units.

“Class F Premium” means, for each applicable period set forth in the table below, the amount set forth opposite such period:

Period	Class F Premium
Through and including October 31, 2015	0.50
From November 1, 2015 through and including November 30, 2015	0.60
From December 1, 2015 through and including December 31, 2015	0.70
From January 1, 2016 through and including January 31, 2016	0.80
From February 1, 2016 through and including February 28, 2016	0.90
From March 1, 2016 through and including March 31, 2016	1.00
From April 1, 2016 through and including April 30, 2016	1.10
From May 1, 2016 through and including May 31, 2016	1.20
From June 1, 2016 through and including June 30, 2016	1.30
From July 1, 2016 through and including July 31, 2016	1.40
Any time following August 1, 2016	1.50

“Class F Percentage” means, as to any Class F Member, a percentage equal to the number of Class F Units owned by such Class F Member divided by all of the then-outstanding Class F Units.

“Class F Return” means the greater of (x) the amount accruing on a daily basis at 12% per annum, compounded quarterly, from the date of issuance on the Unpaid Class F Capital for such Class F Unit or (y) the amount of Class F Capital for such Class F Unit multiplied by the applicable Class F Premium.

“Class F Unit” means a Unit having the rights and obligations specified with respect to Class F Units in this Agreement.

“Class P Unit” means a Unit having the rights and obligations specified with respect to Class P Units in this Agreement and the Class P Unit Grant Agreements.

“Class P Unit Grant Agreement” has the meaning set forth in Section 3.9(b).

“Class P Unit Holder” means a holder of Class P Units.

“Co-Sale Notice” has the meaning set forth in Section 9.3(a).

“Co-Sale Pro Rata Amount” means, with respect to any Other Member, a fraction, expressed as a percentage, (a) the numerator of which is the total number of Units held by such Other Member that are the same class of Units as the Units that are the subject of the Co-Sale Notice, and (b) the denominator of which is the total number of the class of Units that are the subject of such Co-Sale Notice then outstanding.

“Co-Sale Transferee” has the meaning set forth in Section 9.3(a).

“Co-Sale Transferor” has the meaning set forth in Section 9.3(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Committee” has the meaning set forth in Section 5.5(a).

“Company” has the meaning set forth in the introductory paragraph.

“Company Asset Sale” has the meaning set forth in the definition of “Sale of the Company”.

“Company Indemnified Party” has the meaning set forth in Section 8.5(b).

“Company Minimum Gain” means “partnership minimum gain” as set forth and defined in Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 7.2(b).

“Conversion Event” means any of the following: (a) a determination by the Board to effect a Public Offering (in which case the conversion to corporate form shall occur reasonably in advance of such Public Offering), (b) a written proposal by a bona fide third party to provide equity or debt financing that has been approved by the Board, but that has been made conditional by the proposing party upon a conversion of the Company to corporate form (in which case the conversion to corporate form shall be conditioned upon the consummation of such financing), (c) an affirmative vote or written consent from: (i) the Voting Majority; and (ii) the Class B Majority, in each case to convert the Company to corporate form, or (d) any acquisition or divestiture that has been approved by the Board that requires a conversion to corporate form (in which case the conversion to corporate form shall be conditioned upon the consummation of such acquisition or divestiture).

“Corporation Election” has the meaning set forth in Section 11.3(c).

“Covered Person” has the meaning set forth in Section 5.12(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

“Demand Registration” has the meaning set forth in Section 8.1(a).

“Demanding Members” has the meaning set forth in Section 8.1(a).

“Depreciation” means, for each Taxable Year (or other relevant period), an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year (or other relevant period), except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such

Taxable Year (or other relevant period), Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year (or other relevant period) bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year (or other relevant period) is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board, and that is permitted under the Code and Treasury Regulations.

“Distribution” means any distribution made by the Company to an Equity Owner in respect of such Equity Owner’s Units, including Distributions pursuant to Section 4.1(a), Tax Distributions and Realization Event Distributions, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Equity Securities in accordance with the terms hereof; (b) any recapitalization, exchange or conversion of Equity Securities; (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; (d) any fees or remuneration paid to any Equity Owner in such Equity Owner’s capacity as an employee, officer, consultant, advisor, manager, board member or other provider of services to the Company or any of its Subsidiaries; or (e) any reimbursements of expenses or costs to or on behalf of the Board and/or any Equity Owner by or on behalf of the Company and/or any of its Subsidiaries.

“EBITDA” means, for purposes of calculating the amount of Net Cash Flow consolidated net earnings (or loss), plus (a) interest expense, (b) income taxes, (c) depreciation, (d) amortization and (e) any management fees paid to the Eos Management Entity, Highland Members, or Labore or any of their Affiliates pursuant to the Eos Management Agreement, Highland Management Agreement or the Labore Management Agreement for the applicable period, in each case determined in accordance with GAAP; provided that EBITDA attributable to the M&C Acquisition shall only be included in the definition of EBITDA to the extent earned from the M&C Closing Date through and including the date of determination.

“ECP IV” means Eos Capital Partners IV, L.P.

“ECP IV Entity” means ECP IV TS Investor Co.

“Eos Manager” has the meaning set forth in Section 5.3(b)(i).

“Eos Management Agreement” means that certain Management Consulting Agreement, dated as of the Original Closing Date, by and between the Eos Management Entity and True Science.

“Eos Management Entity” means Eos Management, L.P.

“Eos Members” means, collectively, the ECP IV Entity and the Eos Partners Entity.

“Eos Observers” has the meaning set forth in Section 5.9(a).

“Eos Partners” means Eos Partners, L.P.

“Eos Partners Entity” means Eos TS Investor Co.

“Eos Partners Manager” has the meaning set forth in Section 5.3(b)(i)(B).

“Equity Owner” means a Member, Class P Unit Holder or any other holder of Units who is not admitted as a Member.

“Equity Securities” means all equity securities or other interests of the Company, including the Units and Additional Equity Securities, including any unit appreciation or similar rights, contractual or otherwise.

“Estimated Tax Distribution” has the meaning set forth in Section 4.1(b)(ii).

“Excess Amount” has the meaning set forth in Section 4.1(b)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“Excluded Securities” means: (a) Class P Units; (b) Equity Securities issued by the Company in a Public Offering; (c) Equity Securities issued after the date hereof to give effect to any Distribution, equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units; and (d) Equity Securities, the issuance of which are approved by the Original Member and a Class B Majority.

“Fair Market Value” with respect to all non-cash (or non-cash equivalent) assets shall mean the fair value for such assets as would be determined between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Board in its good faith discretion, taking into account all relevant factors determinative of value; provided, however, that to the extent applicable, the Fair Market Value of any publicly-traded security on any particular date of valuation shall mean the arithmetic average of the closing prices of such security’s sales on the principal national securities exchange or automated quotation system on which the shares of such publicly-traded securities may at the time be listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such date of valuation in the over-the-counter market as furnished by the Financial Industry Regulatory Authority, Inc., in each such case averaged over a period of five (5) trading days consisting of the day immediately prior to the day as of which valuation is being determined and the four (4) consecutive Business Days subsequent to such day; provided, further, that the aggregate Fair Market Value of the Company’s assets as of the date hereof shall equal an amount such that the aggregate Fair Market Value, less the liabilities of the Company, shall equal the aggregate Capital Accounts of the holders of Class F Units, Class E Units, Class D Units, Class C Units, Class B Units and Class A Units as set forth on Exhibit A. The Board, at its option, may select an investment banking or valuation firm of national reputation to assist in its determination of Fair Market Value.

“Financing Documents” means any third party credit facility of the Company (or its Subsidiaries), including the U.S. Bank Credit Agreement, and any subsequent refinancing thereof.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly period as may be established by the Board.

“Fiscal Year” has the meaning set forth in Section 10.2.

“Front 4” means Front 4, Inc., a Delaware corporation.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

“Governmental Authority” means any United States or non-United States federal, state, municipal or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body, and includes any contractor acting on behalf of any of the foregoing.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the aggregate Gross Asset Value of the assets held by the Company as of the date hereof shall be adjusted such that it is equal to (i) the Capital Accounts of the Class A Members, Class B Members, Class C Members, Class D Members, Class E Members and Class F Members and (ii) the liabilities of the Company; provided, however, that if there is an adjustment to the Class A Capital as provided for in Section 4.1(d), there will be an appropriate adjustment to the aggregate Gross Asset Value of the assets of the Company.

(b) the initial Gross Asset Value of any asset contributed by an Equity Owner to the Company after the date hereof shall be the Fair Market Value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset;

(c) in addition to the adjustments provided for in the proviso of (a), the Gross Asset Values of all Company assets shall be adjusted after the date hereof to equal their respective Fair Market Values, unreduced by any liabilities secured by such assets, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Equity Owner in exchange for more than a de minimis Capital Contribution or the grant of other than a de minimis interest for services; (ii) the distribution by the Company to an Equity Owner of more than a de minimis amount of cash or other property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such an adjustment is necessary or appropriate to reflect the relative economic interests of the Equity Owners of the Company;

(c) the Gross Asset Value of any Company asset distributed to any Equity Owner shall be adjusted to equal the Fair Market Value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the Board; and

(d) the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts.

If the Gross Asset Value of an asset of the Company is different than its adjusted tax basis, the Gross Asset Value shall be adjusted appropriately by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Grossed-Up Distribution Amount” means, for any Distribution pursuant to Section 4.1(a)(ix) or Section 4.1(c)(x), the sum of (a) the amount of the Distribution under Section 4.1(a)(ix) or Section 4.1(c)(x), as the case may be, plus (b) the aggregate Participation Thresholds for In-the-Money Class P Units with respect to such Distribution.

“Group” means:

(a) in the case of any Member who is an individual: (i) such Member, the spouse, domestic partner, parent, sibling or lineal descendants of such Member; (ii) all trusts for the benefit of such Member or any of the foregoing; (iii) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing; and (iv) all Affiliates of such Member;

(b) in the case of any Member that is a partnership: (i) such Member, its limited, special and general partners or any of the Persons described in clause (a) with respect to such partners; and (ii) all Affiliates and employees of and consultants to, such Member; and

(c) in the case of any Member that is a corporation or a limited liability company: (i) such Member; (ii) its stockholders or members, as the case may be, or any of the Persons described in clause in clause (a) with respect to such stockholders or members; and (iii) all Affiliates of such Member.

“HCF – TS Blocker” means HCF – TS Blocker Corp., a Delaware corporation.

“Highland Consumer Entrepreneurs Fund I” means Highland Consumer Entrepreneurs Fund I Limited Partnership, a Delaware limited partnership.

“Highland Consumer Fund I” means Highland Consumer Fund I Limited Partnership, a Delaware limited partnership.

“Highland Consumer Fund I-B” means Highland Consumer Fund I-B Limited Partnership, a Delaware limited partnership.

“Highland Management Agreement” means that certain Management Consulting Agreement, dated as of the Original Closing Date, by and among Highland Consumer Entrepreneurs Fund I, HCF – TS Blocker, Highland Consumer Fund I and True Science.

“Highland Manager” has the meaning set forth in Section 5.3(b)(ii).

“Highland Members” means, collectively, Highland Consumer Entrepreneurs Fund I, Highland Consumer Fund I and HCF – TS Blocker.

“Highland Observer” has the meaning set forth in Section 5.9(b).

“Holder Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indebtedness” has the meaning set forth in the Original Purchase Agreement.

“Independent Manager” has the meaning set forth in Section 5.3(b)(iv).

“Information” has the meaning set forth in Section 8.4(i).

“Initial Subscribing Investor” has the meaning set forth in Section 9.4(f).

“Inspectors” has the meaning set forth in Section 8.4(i).

“In-the-Money Class P Unit” means, with respect to a Distribution pursuant to Section 4.1(a)(ix) or Section 4.1(c)(x), each Class P Unit (the “Applicable Class P Unit”) that has a Participation Threshold that is less than the quotient obtained from dividing (a) the hypothetical Grossed-Up Distribution Amount with respect to such Distribution (assuming, for purposes of calculating such hypothetical Grossed-Up Distribution Amount, that the number of In-the-Money Class P Units equals the number of outstanding Class P Units (including the Applicable Class P Unit) having a Participation Threshold less than or equal to the Participation Threshold of the Applicable Class P Unit), by (b) the sum of the number of (1) Class F Units outstanding, (2) Class E Units outstanding, (3) Class D Units outstanding, (4) Class C Units outstanding, (5) Class B Units outstanding, (6) Class A Units outstanding and (7) Class P Units (including the Applicable Class P Unit) outstanding that have Participation Thresholds that are less than or equal to the Participation Threshold of the Applicable Class P Unit.

“Investment Bank” has the meaning set forth in Section 9.6(a).

“Investor Nominee” has the meaning set forth in Section 9.6(d).

“Joinder Agreement” has the meaning set forth in Section 9.1.

“Liquidity Event” means the closing of: (a) a Sale of the Company; (b) a QIPO; or (c) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (other than any liquidation, dissolution, or winding up in connection with any reincorporation of the Company in another jurisdiction).

“Labore” means Labore et Honore LLC, a Utah limited liability company.

“Labore Management Agreement” means that certain Management Consulting Agreement, dated as of the Original Closing Date, by and between Labore and True Science.

“Losses” means the Company’s net losses as determined by the Company for purposes of maintaining the Equity Owners’ Capital Account pursuant to Section 3.5.

“M&C Acquisition” means the acquisition of all of the shares of Mark & Chappell Limited by True Science pursuant to that certain Share Purchase Agreement.

“M&C Closing Date” means the date of the consummation of the M&C Acquisition.

“Managers” means each of the individuals elected as a Manager pursuant to and in accordance with the terms of this Agreement.

“Member” means each Person listed on the Schedule of Equity Owners, attached hereto as Exhibit A (as such Exhibit A is amended, supplemented and modified from time to time), as a Class A Member, Class B Member, Class C Member, Class D Member, Class E Member or Class F Member and any Person admitted to the Company as an Additional Member; but only so long as such Person is a Class A Member, Class B Member, Class C Member, Class D Member, Class E Member or Class F Member.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Cash Flow” means, with respect to any period of determination, EBITDA; plus (A) (i) non-cash losses or expenses during such period (less cash used to make acquisitions) and (ii) any decrease in working capital during such period minus (B) (i) unfinanced Capital Expenditures (as defined in the U.S. Bank Credit Agreement) during such period; (ii) non-cash income or gain during such period; (iii) Tax Distributions made by the Company during such period; (iv) interest expense paid or required to be paid in cash by the Company and its Subsidiaries during such period, (v) principal payments made or required to be made on all Indebtedness (as defined in the U.S. Bank Credit Agreement) during such period and (vi) any increase in working capital during such period.

“Net Taxable Income” means for any Equity Owner the amount of net taxable income allocated to an Equity Owner for any Fiscal Year (less the amount of taxable losses allocated to such Equity Owner for prior Fiscal Years that have not reduced the computation of Net Taxable Income for a prior Fiscal Year and which were previously utilized or, under applicable law, are still available to be utilized); provided, however, Net Taxable Income for a Fiscal Year for any Member shall be reduced, but not below zero, by the amount of Profit (or items of income) allocated to a Member for such Fiscal Year under Section 4.2(a)(i) or Section 4.2(a)(ii). Net Taxable Income for any Equity Owner shall be based on the amounts of taxable income, gain, loss, deduction and expenses shown on the IRS Form K-1 with respect to such Equity Owner for the Fiscal Year.

“New Securities” means all Equity Securities other than Excluded Securities.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Observers” has the meaning set forth in Section 5.9(b).

“Original Closing Date” means May 31, 2012.

“Original Member” means True Science Founders, LLC, a Delaware limited liability company.

“Original Member Managers” has the meaning set forth in Section 5.3(b)(iii).

“Original Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Original Closing Date by and among the Original Member, the Company, the Eos Members, the Highland Members and Front 4, pursuant to which the Eos Members, the Highland Members and Front 4 purchased Class B Units from the Original Member and the Company.

“Other Accredited Member” has the meaning set forth in Section 9.4(f).

“Other Holders” has the meaning set forth in Section 8.1(a).

“Other Members” has the meaning set forth in Section 9.3(a).

“Participation Threshold” means the amount as follows, with respect to each Class P Unit:

(a) the initial Participation Threshold for any newly granted Class P Unit shall be determined by the Board and set forth in the applicable Class P Grant Agreement; provided, that if the Class P Unit is to constitute a “profits interests” as defined in Revenue Procedure 93-27 and Revenue Procedure 2001-43, the initial Participation Threshold with respect to such newly granted Class P Unit shall at least equal the amount that would be distributed with respect to each Class A Unit (immediately prior to the issuance of such Class P Unit) pursuant to Section 4.1(c)(x) if the Company sold its assets at the then Fair Market Value (as determined in good faith by the Board), repaid its liabilities in accordance with their terms, and distributed any remaining proceeds under Section 4.1(c); and

(b) the Participation Threshold of any Class P Unit shall be adjusted as follows: (i) if a Distribution is made under Section 4.1(a)(ix) or Section 4.1(c)(x) with respect to a Class A Unit (excluding any Tax Distribution with respect to such Class A Unit), the Participation Threshold (as determined immediately prior to the Distribution) for each outstanding Class P Unit (including an unvested Class P Unit) will be reduced, but not below zero, by the amount of the Distribution made under Section 4.1(a)(ix) or Section 4.1(c)(x) to each Class A Unit; (ii) upon the occurrence of a Sale of the Company or a Conversion Event or any similar event designated by the Board, the Board may immediately prior to such transaction, but is not required to, adjust the Participation Threshold for any Class P Unit such that it is equal to zero; provided, however, that if the Board makes any adjustment to the Participation Threshold with respect to any Class P Unit pursuant to this clause (ii), the number of Class P Units held by the Class P Unit Holder holding such Class P Unit shall be reduced such that the holder would receive the same amount (including, if required, zero) in a distribution under Section 4.1(a) or Section 4.1(c) (assuming the Company sold all of its assets at Fair Market Value (as determined in good faith by the Board), used the proceeds to pay all of its liabilities in accordance with their terms, and distributed the remaining hypothetical proceeds under Section 4.1) immediately before and immediately after the reduction in the Participation Threshold and the Class P Units; and (iii) in the event of any adjustments to the capital structure of the Company (including Unit splits and combinations), the Participation Threshold shall be appropriately adjusted to reflect such adjustment (as determined in good faith by the Board) so as to ensure that a holder of a Class P Unit is not inequitably advantaged or disadvantaged by such change in capital structure.

“Permitted Transfer” means any Transfer (a) by any Member to a member of such Member’s Group; (b) by a Member that is a trust to one or more beneficiaries of such trust; or (c) approved in writing by the Board (including at least one (1) Eos Manager).

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Preemptive Offer” has the meaning set forth in Section 9.4(a).

“Preemptive Offer Notice” has the meaning set forth in Section 9.4(a).

“Preemptive Offer Number” has the meaning set forth in Section 9.4(b).

“Preemptive Offer Period” has the meaning set forth in Section 9.4(a).

“Profits” means the Company’s net income as determined by the Company for purposes of maintaining the Equity Owners’ Capital Accounts pursuant to Section 3.5.

“Pro Rata Amount” means, with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the total number of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units and Class F Units held by such Member, and (b) the denominator of which is the total number of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units and Class F Units then outstanding, in each case taking into account any vesting of the Additional Class A Units pursuant to Section 3.1(b) and any vesting of the Additional Class B Units pursuant to Section 3.1(c).

“Public Offering” means an offering of Equity Securities (or any successor-in-interest of the foregoing), listed on a national securities exchange, which is made pursuant to an effective registration statement under the Securities Act.

“Public Sale” means any sale of securities to the public pursuant to a Public Offering or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).

“Purchase Notice” has the meaning set forth in Section 9.4(b).

“Qualified Sale” means any Sale of the Company prior to the date that is five (5) years from the Original Closing Date that results in the Class B Members receiving cash Distributions or payments upon the closing of such Sale of the Company equal to or greater than an amount necessary to achieve the Class B Hurdle which are not subject to any type of clawback (e.g., purchase price adjustment, indemnity or escrow).

“QIPO” means a firm commitment underwritten Public Offering of the Equity Securities of the Company (or any Subsidiary of or corporate successor to the Company), underwritten by a nationally recognized underwriter, in an offering with (a) aggregate net proceeds to the Company (or any Subsidiary of or corporate successor to the Company) of not less than $100,000,000, and (b) a price per Class B Unit reflective of at least $30, subject to adjustment for any equity split, reverse equity split or combination or other similar pro rata recapitalization event affecting any class or series of Units.

“Realization Event” has the meaning set forth in Section 9.6(a).

“Realization Event Committee” has the meaning set forth in Section 5.5(b).

“Realization Event Distributions” means the Distribution made upon a Realization Event.

“Realization Investor Notice” has the meaning set forth in Section 9.6(a).

“Realization Member Notice” has the meaning set forth in Section 9.6(a).

“Recapture Gain” has the meaning set forth in Section 4.5(c).

“Records” has the meaning set forth in Section 8.4(i).

“Registrable Units” means all Equity Securities (other than Class P Units) that have not theretofore been sold to the public pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Registration Expenses” has the meaning set forth in Section 8.7.

“Registration Losses” has the meaning set forth in Section 8.5(a).

“Regulatory Allocations” has the meaning set forth in Section 4.3(i).

“Requesting Investor” has the meaning set forth in Section 9.6(a).

“Required Tax Distribution Amount” has the meaning set forth in Section 4.1(b)(i).

“Sale of the Company” means (a) the Transfer (in one or a series of related transactions) of all or substantially all of the Company’s assets to a Person or a group of Persons acting in concert (a “Company Asset Sale”), (b) the Transfer (in one or a series of related transactions) of all or substantially all of the outstanding Units (whether directly or indirectly through the sale of a Member) to a Person or a group of Persons acting in concert or (c) the merger or consolidation of the Company with or into another Person that is not: (i) an Affiliate of the Company; or (ii) a Member, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding Equity Securities, immediately prior to such transaction, own less than a majority in voting power of the outstanding Equity Securities or the surviving or resulting Person immediately following such transaction; provided, however, that a conversion from a limited liability company to a corporation shall not be deemed to be a Sale of the Company.

“Securities” means any form of common or preferred equity of any Person, including the Equity Securities (including warrants, rights, put and call options and other options relating thereto or any combination thereof, and any notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of Indebtedness, choices in action, other property or interests commonly regarded as securities, interests in real property, whether improved or unimproved, and interests in personal property of all kinds, tangible or intangible (including cash and bank deposits).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Sellers’ Counsel” has the meaning set forth in Section 8.4(b).

“Shortfall Amount” has the meaning set forth in Section 4.1(b)(iii).

“Subsequent Committee Meeting” has the meaning set forth in Section 5.5(a).

“Subsequent Meeting” has the meaning set forth in Section 5.7(a).

“Subsequent Member Meeting” has the meaning set forth in Section 6.2.

“Subscribing Members” has the meaning set forth in Section 9.4(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, at least fifty percent (50%) of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), at least fifty percent (50%) of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tag-Along Notice” has the meaning set forth in Section 9.3(d).

“Tax” or “Taxes” means any federal, state, county, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties (civil or criminal) or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(b)(vi).

“Tax Matters Member” means the Original Member.

“Taxable Year” means the tax year of the Company determined under Section 11.1.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (legal or beneficial) whether with or without consideration, whether voluntarily or involuntarily or by operation of law or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

“Triggering Event” means (i) the Board’s failure to adopt, approve, implement and execute any Realization Event for any reason within ninety (90) days following delivery of a Realization Investor Notice or (ii) any action by the Board indicating its unwillingness to effect a Realization Event for any reason following delivery of a Realization Investor Notice (including failure to hire the Investment Bank within thirty (30) days following delivery of a Realization Investor Notice), as determined by the Class B Majority.

“True Science” means True Science Holdings, LLC, an Idaho limited liability company.

“Underwriters’ Maximum Number” means, for any registration of Equity Securities under the Securities Act which is an underwritten offering pursuant to an effective registration statement, that number of Equity Securities (including the Units) to which such registration should, in the opinion of the managing underwriters of such registration in the light of marketing and other relevant factors (including pricing), be limited.

“Unit” means a unit of an Equity Owner or Transferee in the Company representing a fractional part of interests in Profits, Losses and Distributions of the Company held by all Equity Owners and Transferees and shall include Class F Units, Class E Units, Class D Units, Class C Units, Class B Units, Class A Units and Class P Units; provided, that any class, series or group of Units issued shall have relative rights, powers and duties set forth in this Agreement.

“Unpaid Class A Capital” means, on any date, with respect to any Class A Unit, an amount equal to the excess of (a) Class A Capital for such Class A Unit reduced (but not below zero dollars) by (b) the aggregate amount of all Distributions made by the Company with respect to such Class A Unit pursuant to Section 4.1(c)(ix).

“Unpaid Class B Capital” means, on any date, with respect to any Class B Unit, an amount equal to the excess of (a) the Class B Capital for such Class B Unit reduced (but not below zero) by (b) the aggregate amount of all Distributions made by the Company with respect to such Class B Unit pursuant to Section 4.1(c)(viii).

“Unpaid Class B Return” means, on any date, with respect to any Class B Unit, an amount equal to the excess, if any, of (a) the aggregate Class B Return accrued on such Class B Unit for all periods prior to the date of determination reduced (but not below zero) by (b) the aggregate amount of all prior Distributions with respect to such Class B Unit made by the Company pursuant to Sections 4.1(a)(vii) or 4.1(c)(vii).

“Unpaid Class C Capital” means, on any date, with respect to any Class C Unit, an amount equal to the excess of (a) the Class C Capital for such Class C Unit reduced (but not below zero) by (b) the aggregate amount of all Distributions made by the Company with respect to such Class C Unit pursuant to Section 4.1(c)(viii).

“Unpaid Class C Return” means, on any date, with respect to any Class C Unit, an amount equal to the excess, if any, of (a) the aggregate Class C Return accrued on such Class C Unit for all periods prior to the date of determination reduced (but not below zero) by (b) the aggregate amount of all prior Distributions with respect to such Class C Unit made by the Company pursuant to Sections 4.1(a)(vii) or 4.1(c)(vii).

“Unpaid Class D Capital” means, on any date, with respect to any Class D Unit, an amount equal to (x) the Class D Capital minus (y) any amounts distributed pursuant to Section 4.1(a)(vi) or Section 4.1(c)(vi).

“Unpaid Class D Return” means, on any date, with respect to any Class D Unit, an amount equal to the excess, if any, of (a) the aggregate Class D Return accrued or payable on such Class D Unit for all periods prior to the date of determination reduced (but not below zero) by (b) the aggregate amount of all prior Distributions with respect to such Class D Unit made by the Company pursuant to Sections 4.1(a)(v) or 4.1(c)(v).

“Unpaid Class E Capital” means, on any date, with respect to any Class E Unit, an amount equal to (x) the Class E Capital minus (y) any amounts distributed pursuant to Section 4.1(a)(iv) or Section 4.1(c)(iv).

“Unpaid Class E Return” means, on any date, with respect to any Class E Unit, an amount equal to the excess, if any, of (a) the aggregate Class E Return accrued or payable on such Class E Unit for all periods prior to the date of determination reduced (but not below zero) by (b) the aggregate amount of all prior Distributions with respect to such Class E Unit made by the Company pursuant to Sections 4.1(a)(iii) or 4.1(c)(iii).

“Unpaid Class F Capital” means, on any date, with respect to any Class F Unit, an amount equal to (x) the Class F Capital minus (y) any amounts distributed pursuant to Section 4.1(a)(ii) or 4.1(c)(ii).

“Unpaid Class F Return” means, on any date, with respect to any Class F Unit, an amount equal to the excess, if any, of (a) the aggregate Class F Return accrued or payable on such Class F Unit for all periods prior to the date of determination reduced (but not below zero) by (b) the aggregate amount of all prior Distributions with respect to such Class F Unit made by the Company pursuant to Sections 4.1(a)(i) or 4.1(c)(i).

“U.S. Bank Credit Agreement” means that certain Financing Agreement, dated as of December 27, 2012, by and among the Company, True Science, and U.S. Bank National Association as Agent, the Lenders from time to time party thereto, and the credit parties identified therein, as may be amended from time to time.

“Voting Majority” means Class A Members, Class B Members and Class C Members holding a majority of the then-outstanding combined Class A Units, Class B Units and Class C Units.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1. Amendment and Restatement. The Members hereby amend and restate the Amended Agreement and continue that certain limited liability company governed thereby upon the terms and conditions set forth in this Agreement. The Equity Owners hereby execute this Agreement for the purposes of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act.

2.2. Certificate. The Certificate was filed with the Secretary of State of the State of Delaware. The Equity Owners hereby agree to execute, file and record all certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the continuation and operation of the Company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business. The Board shall take any and all other actions reasonably necessary to maintain the status of the Company under the laws of the State of Delaware.

2.3. Name. The name of the limited liability company governed hereby shall be “True Science Delaware Holdings, LLC.” The Board may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board. The Company shall hold all of its property in the name of the Company and not in the name of any Manager, officer of the Company or Member.

2.4. Purpose. The purpose and business of the Company shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and engaging in all activities necessary or incidental to the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware. Subject to the Delaware Act, the provisions of this Agreement (including requirements for approval set forth in Section 6.3) and the other agreements contemplated hereby: (a) the Company may, with the approval of the Board, enter into and perform under any and all documents, agreements and instruments, all without any further act, vote or approval of any Member; and (b) the Board may authorize any Person (including any Manager, Member or officer of the Company) to enter into and perform under any document, agreement or instrument on behalf of the Company.

2.5. Limited Liability Company Agreement. The Equity Owners hereby agree that during the term of the Company set forth in Section 2.7, the rights and obligations of the Equity Owners with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Delaware Act provides that such rights and obligations specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are not set forth in this Agreement, the Delaware Act; provided, that notwithstanding the foregoing, the rights under Section 18-210 of the Delaware Act (“Contractual Appraisal Rights”) have not been elected and are not available to the Members; provided, further, that Section 18-305(a) of the Delaware Act (“Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement (it being understood that this proviso will not affect the obligations of the Company or the rights of the Members pursuant to Section 10.3).

2.6. Principal Office; Registered Office. The principal office of the Company shall be located at such place as the Board may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office. The Company may maintain offices at such other place or places as the Board deems advisable. Notification of any such change in the location of the principal office of the Company shall be given to all Members. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Board may designate from time to time in the manner provided by applicable law.

2.7. Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XIII.

2.8. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Nothing in this Section 2.8 shall control with respect to the income Tax treatment of the Company.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS

3.1. Units.

(a) Each Equity Owner’s interest in the Company shall be represented by the Units owned by such Equity Owner. No Units issued hereunder shall be Certificated Units unless otherwise determined by the Board. The Company may issue fractional Units. So long as any such Units are owned by or on behalf of the Company, such Units will not be considered outstanding for any purpose. All Class A Units (other than the Additional Class A Units), all Class B Units (including all Additional Class B Units), all Class C Units, all Class D Units, all Class E Units and all Class F Units are fully vested.

(b) The Additional Class A Units shall fully vest automatically and shall have the voting rights of Class A Units pursuant to this Agreement, without further act or deed of any other Person, immediately upon the occurrence of the Class B Hurdle.

(c) The Additional Class B Units are fully vested and have the voting rights of Class B Units pursuant to this Agreement.

3.2. Schedule of Equity Owners; Additional Capital Contributions.

(a) Each Class F Member listed on the Schedule of Equity Owners has received that number of Class F Units specified thereon with such Units being designated as Class F Units. Each Class E Member listed on the Schedule of Equity Owners has received that number of Class E Units specified thereon with such Units being designated as Class E Units. Each Class D Member listed on the Schedule of Equity Owners has received that number of Class D Units specified thereon with such Units being designated as Class D Units. Each Class C Member listed on the Schedule of Equity Owners has received that number of Class C Units specified thereon with such Units being designated as Class C Units. Each Class B Member listed on the Schedule of Equity Owners has received that number of Class B Units specified thereon with such Units being designated as Class B Units or Additional Class B Units. Each Class A Member listed on the Schedule of Equity Owners has received that number of Class A Units specified thereon with such Units being designated as Class A Units or Additional Class A Units. Each Class P Unit Holder listed on the Schedule of Equity Owners has received that number of Class P Units specified thereon (to the extent issued). The Capital Contribution attributable to each Unit is set forth on the Schedule of Equity Owners. As of the date hereof, no other Units are issued or outstanding. Any reference in this Agreement to the Schedule of Equity Owners shall be deemed a reference to the Schedule of Equity Owners as amended and in effect from time to time in accordance with this Agreement.

(b) No Member shall be required to make any additional Capital Contributions to the Company, except as otherwise required by a subsequent agreement entered into between the Company and such Member.

3.3. Issuance of Additional Units. Subject to compliance with Sections 6.3 and 9.4, and except as otherwise expressly provided in this Agreement, the Board shall have the right to cause the Company to create and/or issue: (a) additional Units or other interests in the Company (including Class P Units pursuant to Section 3.9 or other classes, groups or series thereof having different rights, powers and/or obligations); (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other

Equity Securities in the Company; and (c) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company (collectively, “Additional Equity Securities”). In such event, subject to compliance with Sections 6.3 and 9.4: (i) all Equity Owners shall be diluted in an equal manner with respect to such issuance, subject to differences in rights and preferences of different classes, groups and series of Equity Securities; and (ii) the Board shall have the power to amend this Agreement and/or the Schedule of Equity Owners to reflect such additional issuances and dilution and to make any such other amendments as it deems necessary or desirable to reflect such additional issuances (including amending this Agreement to increase the number of Equity Securities of any class, group or series, to create and authorize a new class, group or series of Equity Securities and to add the terms of such new class, group or series including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Securities).

3.4. New Members. Subject to compliance with the terms and conditions herein (including Article IX), any Person who acquires Equity Securities from the Company may be admitted to the Company as a Member. After the date hereof, except with respect to Class P Units, each Person who acquires Units shall in exchange for such Units make a Capital Contribution to the Company.

3.5. Capital Accounts. A separate capital account (each, a “Capital Account”) for each Equity Owner shall be established on the Books and Records of the Company in compliance with Section 704(b) of the Code and the Treasury Regulations. The Capital Account of each Equity Owner as of the date hereof is set forth on Exhibit A. This Section 3.5 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

3.6. Negative Capital Accounts. No Equity Owner shall be required to pay to any other Equity Owner or the Company any deficit or negative balance which may exist from time to time in such Equity Owner’s Capital Account (including upon and after dissolution of the Company).

3.7. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions, or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

3.8. Loans From Equity Owners. Loans by Equity Owners to the Company shall not be considered Capital Contributions unless otherwise agreed to by the Board. If any Equity Owner shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Equity Owner to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Equity Owner. The amount of any such loans shall be a debt of the Company to such Equity Owner and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.9. Class P Units.

(a) Subject to compliance with Section 6.3, the Board shall have the right to cause the Company to issue Class P Units to (x) an employee of, (y) consultant to or (z) Independent Manager of, the Company or any Subsidiary in exchange for services performed or to be performed for the Company or one of its Subsidiaries by such Person, rather than in exchange for Capital Contributions made to the Company by such Person.

(b) The Company shall issue each Class P Unit pursuant to and in accordance with a grant agreement (each such agreement, a “Class P Unit Grant Agreement”), approved by the Board, between the Company and the recipient of such Class P Unit. Each Class P Unit Grant Agreement may provide for, among other matters, the vesting and forfeiture of, transfer restrictions relating to, or repurchase by the Company of, such Class P Unit.

(c) At the time of its issuance, the Company shall determine and record on the Schedule of Equity Owners and in the applicable Class P Unit Grant Agreement the initial Participation Threshold of such Class P Unit.

(d) Unless otherwise provided in the Class P Unit Grant Agreement, no Class P Unit shall be entitled to receive any Distributions under Article IV (other than Tax Distributions provided for in Section 4.1(b)) until such Class P Unit is fully vested, and no unvested Class P Unit that is not entitled to share in a Distribution under Section 4.1(a) or Section 4.1(c) shall, unless otherwise determined by the Board, be included for purposes of determining the Participation Thresholds of any newly issued Class P Units or In-the-Money Class P Units with respect to any Distribution.

(e) A Person shall be awarded the Class P Units and, to the extent not already a Class P Unit Holder, shall become a Class P Unit Holder of the Company, upon the execution of the Class P Unit Grant Agreement and the Joinder Agreement and, if any Class P Units are unvested on grant, the timely filing of an election under Code Section 83(b) with respect to such Class P Unit.

(f) Notwithstanding anything to the contrary contained herein or in any Class P Unit Grant Agreement, all Class P Units outstanding on the date hereof shall be adjusted so that the applicable Participation Threshold is equal to $0. Any Class P Units issued after the date hereof shall require a capital contribution (paid in cash or a fully recourse note) of the prospective Class P Unit Holder equal to the amount that would be distributed with respect to an equal number of Class A Units pursuant to Section 4.1(c) if the Company sold its assets at the then Fair Market Value (as determined in good faith by the Board), repaid its liabilities in accordance with their terms, and distributed any remaining proceeds under Section 4.1(c); provided that such amount shall not be less than $0.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1. Distributions Generally.

(a) Subject to the provisions of this Article IV and Section 6.3, the Board shall have the authority to determine the timing and the aggregate amount of any Distributions to the Equity Owners. Other than with respect to Tax Distributions and distributions under Section 4.1(c) and Section 13.2, the Company, with the written consent of the Class B/C Majority, shall make all Distributions to the Equity Owners as follows (with each determination made as of the time of the Distribution):

(i) First, to each Class F Member, pro rata in accordance with such Member’s aggregate Unpaid Class F Return, until the Unpaid Class F Return with respect to each Class F Unit has been reduced to zero;

(ii) Second, to each Class F Member, pro rata in accordance with such Member’s Class F Percentage, until the Unpaid Class F Capital with respect to each Class F Unit has been reduced to zero;

(iii) Third, to each Class E Member, pro rata in accordance with such Member’s aggregate Unpaid Class E Return, until the Unpaid Class E Return with respect to each Class E Unit has been reduced to zero;

(iv) Fourth, to each Class E Member, pro rata in accordance with such Member’s Class E Percentage, until the Unpaid Class E Capital with respect to each Class E Unit has been reduced to zero;

(v) Fifth, to each Class D Member, pro rata in accordance with such Member’s aggregate Unpaid Class D Return, until the Unpaid Class D Return with respect to each Class D Unit has been reduced to zero;

(vi) Sixth, to each Class D Member, pro rata in accordance with such Member’s Class D Percentage, until the Unpaid Class D Capital with respect to each Class D Unit has been reduced to zero;

(vii) Seventh, to each Class B Member and Class C Member, pro rata in accordance with such Member’s Unpaid Class B Return and Unpaid Class C Return, until the Unpaid Class B Return with respect to each Class B Unit and the Unpaid Class C Return with respect to each Class C Unit has been reduced to zero;

(viii) Eighth, to each Class A Member, pro rata in accordance with such Member’s Class A Percentage, until the amount of Distributions under this Section 4.1(a)(viii) for a Fiscal Year equals the amount of cash previously distributed under Section 4.1(a)(vii) during the same Fiscal Year;

(ix) Ninth, the remaining amount available for Distribution shall be distributed as follows:

A. To each Member holding Class A Units, Class B Units, Class C Units, Class D Units, Class E Units and/or Class F Units, an amount equal to (1) the Grossed-Up Distribution Amount divided by (2) the aggregate number of Class A Units, Class B Units, in each case after taking into account the vesting of any Additional Class A Units under Section 3.1(b) and the vesting of all of the Additional Class B Units under Section 3.1(c), Class C Units, Class D Units Class E Units, Class F Units and In-the-Money Class P Units, in each case outstanding as of the date of the applicable Distribution multiplied by (3) the aggregate number of Class A and/or Class B Units (in each case after taking into account the vesting of any Additional Class A Units under Section 3.1(b) and the vesting of all of the Additional Class B Units under Section 3.1(c)), Class C Units, Class D Units, Class E Units and Class F Units held by such Member to the extent applicable.

B. To each Equity Owner holding In-the-Money Class P Units, an amount equal to (1)(i) the Grossed-Up Distribution Amount divided by (ii) the aggregate number of Class A Units and Class B Units (in each case after taking into account the vesting of any Additional Class A Units under Section 3.1(b) and the vesting of all of the Additional Class B Units under Section 3.1(c)), Class C Units, Class D Units, Class E Units, Class F Units and In-the-Money Class P Units, in each case outstanding as of the date of the applicable Distribution multiplied by (iii) the number of In-the-Money Class P Units held by such Equity Owner less (2) the aggregate Participation Threshold (as determined immediately prior to the Distribution) with respect to the In-the-Money Class P Units held by such Equity Owner;

For the avoidance of doubt and notwithstanding anything to the contrary, no Distribution may be made in respect of Section 4.1(a)(viii) or (ix) while there is any Unpaid Class B Return or any Unpaid Class C Return or Unpaid Class D Return or Unpaid Class E Return or Unpaid Class F Return.

(b) Tax Distributions.

(i) Notwithstanding the provisions of Section 4.1(a) and 4.1(c), the Company shall, in accordance with this Section 4.1(b), make Distributions for each Fiscal Year such that each Equity Owner has received an amount of cash that is equal to (a) the Net Taxable Income of such Equity Owner for such Fiscal Year multiplied by (b) the Applicable Tax Rate (the “Required Tax Distribution Amount”); provided, however, that, for a Fiscal Year in which there is a Sale of the Company, the Required Tax Distribution Amount shall be limited to Estimated Tax Distributions made during such Fiscal Year prior to the Sale of the Company. The Required Tax Distribution Amount of any Equity Owner for a Fiscal Year shall be appropriately adjusted to reflect any Tax credits (or Tax credits recapture) relating to the Company or any of its Subsidiaries allocated to such Equity Owner for such Fiscal Year under this Agreement, the Code or other applicable Tax law.

(ii) The Company shall estimate the Required Tax Distribution Amount for each Equity Owner for each Fiscal Year and such estimates shall be made assuming no Sale of the Company shall occur during the Fiscal Year (the estimated amounts distributed shall be referred to as the “Estimated Tax Distributions”). The Company shall make Estimated Tax Distributions at any time or times reasonably determined by the Board; provided, that for each Fiscal Year that is twelve (12) months, the Company shall distribute to each Equity Owner one quarter of each Equity Owner’s Estimated Tax Distribution for such Fiscal Year on or about April 1, June 1, September 1 and December 15 of such Fiscal Year. If based on the estimates provided for under Section 11.2, it is anticipated that an Equity Owner shall have a Shortfall Amount, the Company shall make a further Distribution to such Equity Owner on or about the date the estimate is required to be provided under Section 11.2 equal to the estimated Shortfall Amount. Distributions under the immediately preceding sentence shall be treated as an Estimated Tax Distribution for the Fiscal Year with respect to the estimates.

(iii) If, based on the items shown on the IRS Form(s) K-1 for any Equity Owner for a Fiscal Year or on actual Applicable Tax Rates, the Required Tax Distribution Amount for such Equity Owner for such Fiscal Year is greater than the Estimated Tax Distributions (computed without regard to the application of Excess Amounts) such Equity Owner received for such Fiscal Year (the amount by which the Required Tax Distribution Amount exceeds the Estimated Tax Distributions shall be referred to as the “Shortfall Amount”), the Company shall distribute to such Equity Owner (and to all other Equity Owners with a Shortfall Amount, pro rata in accordance with their Shortfall Amounts) an amount of cash equal to such Equity Owner’s Shortfall Amount. If, based on the items shown on the IRS Form(s) K-1 for any Equity Owner for a Fiscal Year or on actual Applicable Tax Rates, the Required Tax Distribution Amount for such Equity Owner for such Fiscal Year is less than the Estimated Tax Distributions (computed without regard to the application of Excess Amounts) such Equity Owner received for such Fiscal Year (the amount by which the Required Tax Distribution Amount is less than the Estimated Tax Distributions shall be referred to as the “Excess Amount”), subsequent Estimated Tax Distributions shall be reduced until the amount of reductions equals such Excess Amount.

(iv) If at the time of a Sale of the Company any Equity Owner has a Shortfall Amount (including for the Fiscal Year of the Sale of the Company) with respect to which Distributions have not been made, the amount of proceeds from the Sale of the Company shall, prior to any Distributions under Section 4.1(c), be distributed among the Equity Owners, pro rata in accordance with the Shortfall Amounts, until each Equity Owner has received a Distribution equal to its Shortfall Amount. If at the time of a Sale of the Company an Equity Owner has an Excess Amount (including for the Fiscal Year of the Sale of the Company), such Excess Amount shall appropriately reduce proceeds payable to such Equity Owner on a dollar for dollar basis. If at the time of a Sale of the Company, the Company does not have all of the necessary information to determine an Equity Owner’s Shortfall Amount or Excess Amounts, the Company and the Equity Owners shall cooperate in good faith to estimate such amounts and to agree to subsequent adjustments once the necessary information to compute the actual Shortfall Amount and Excess Amounts is available.

(v) The Company shall (A) at the times reasonably requested by an Eos Member or a Highland Member, make a Distribution to such Eos Member or such Highland Member, as the case may be, equal to any reasonable out of pocket expenses that such Eos Member or such Highland Member, as the case may be, is required to pay to maintain its corporate existence (or to otherwise operate); and (B) at the times reasonably requested by an Equity Owner, make a Distribution to such Equity Owner in an amount equal to such Tax penalties or interest that such Equity Owner incurs (other than interest or penalties that result from such Equity Owner’s delay or failure to file a Tax return or to use Tax Distributions to timely pay a Tax that such Equity Owner was informed it was required to file based on the information it was actually provided under Section 11.2, except to the extent such delay or failure is attributable to not receiving a Tax Distribution that is timely or sufficient to allow such Equity Owner to timely pay its Tax obligations (including estimated Taxes) as required pursuant to applicable Tax laws).

(vi) Any Distributions actually made to an Equity Owner under this Section 4.1(b) shall be referred to as a “Tax Distribution.” The amount of Tax Distributions received by an Equity Owner shall not be treated as an advance with respect to (or otherwise affect) the right to receive Distributions by any Equity Owner under Sections 4.1(a) or 4.1(c).

(vii) In addition to obtaining the approval required under Section 16.1, no amendment shall be made to this Section 4.1(b) or 4.1(e) without the prior written consent of the Class B Majority.

(c) Realization Event Distributions; Other Operating Distributions. Notwithstanding the provisions of Sections 4.1(a) and 4.1(b), the Company shall, in accordance with this Section 4.1(c), make Distributions as follows (A) upon the consummation of a Realization Event or (B) at such other times as determined by the Board, if the Class B/C Majority does not consent to Distributions being made pursuant to Section 4.1(a):

(i) First, to each Class F Member, pro rata in accordance with such Member’s aggregate Unpaid Class F Return, until the Unpaid Class F Return with respect to each Class F Unit has been reduced to zero;

(ii) Second, to each Class F Member, pro rata in accordance with such Member’s Class F Percentage, until the Unpaid Class F Capital with respect to each Class F Unit has been reduced to zero;

(iii) Third, to each Class E Member, pro rata in accordance with such Member’s aggregate Unpaid Class E Return, until the Unpaid Class E Return with respect to each Class E Unit has been reduced to zero;

(iv) Fourth, to each Class E Member, pro rata in accordance with such Member’s Class E Percentage, until the Unpaid Class E Capital with respect to each Class E Unit has been reduced to zero;

(v) Fifth, to each Class D Member, pro rata in accordance with such Member’s aggregate Unpaid Class D Return, until the Unpaid Class D Return with respect to each Class D Unit has been reduced to zero;

(vi) Sixth, to each Class D Member, pro rata in accordance with such Member’s Class D Percentage, until the Unpaid Class D Capital with respect to each Class D Unit has been reduced to zero;

(vii) Seventh, to each Class B Member and Class C Member, pro rata in accordance with such Member’s Unpaid Class B Return and Unpaid Class C Return, until the Unpaid Class B Return with respect to each Class B Unit and the Unpaid Class C Return with respect to each Class C Unit has been reduced to zero;

(viii) Eighth, to each Class B Member and Class C Member, pro rata in accordance with such Member’s Class B/C Percentage, until the Unpaid Class B Capital with respect to each Class B Unit and the Unpaid Class C Capital with respect to each Class C Unit has been reduced to zero;

(ix) Ninth, to each Class A Member, Class D Member, Class E Member, Class F Member and Class P Unit Holder, pro rata in accordance with such Member’s Class A/D/E/F/P Percentage, until the Unpaid Class A Capital with respect to each Class A Unit is reduced to zero;

(x) Tenth, the remaining amount available for Distribution shall be distributed as follows:

A. To each Member holding Class A Units, Class B Units, Class C Units, Class D Units, Class E Units and/or Class F Units, an amount equal to (1) the Grossed-Up Distribution Amount divided by (2) the aggregate number of Class A Units and Class B Units (in each case after taking into account the vesting of any Additional Class A Units under Section 3.1(b) and the vesting of all of the Additional Class B Units under Section 3.1(c)), Class C Units, Class D Units, Class E Units, Class F Units and In-the-Money Class P Units, in each case outstanding as of the date of the applicable Distribution multiplied by (3) the number of Class A Units, Class B Units, Class C Units, Class D Units, Class E Units and/or Class F Units held by such Member.

B. To each Equity Owner holding In-the-Money Class P Units, an amount equal to (1)(i) the Grossed-Up Distribution Amount divided by (ii) the aggregate number of Class A Units and Class B Units (in each case after taking into account the vesting of any Additional Class A Units under Section 3.1(b) and the vesting of all of the Additional Class B Units under Section 3.1(c)), Class C Units, Class D Units, Class E Units, Class F Units and In-the-Money Class P Units, in each case outstanding as of the date of the applicable Distribution multiplied by (iii) the number of In-the-Money Class P Units held by such Equity Owner less (2) the aggregate Participation Threshold (as determined immediately prior to the Distribution) with respect to the In-the-Money Class P Units held by such Equity Owner;

For the avoidance of doubt and notwithstanding anything to the contrary, no Distribution may be made in respect of Sections 4.1(c)(ix) or (x) while there is any Unpaid Class B Return or Unpaid Class B Capital or any Unpaid Class C Return or Unpaid Class C Capital or Unpaid Class D Return or Unpaid Class D Capital or Unpaid Class E Return or Unpaid Class E Capital or Unpaid Class F Return and Unpaid Class F Capital.

For avoidance of doubt, to the extent that the Realization Event also constitutes a sale of assets in connection with the liquidation of the Company governed by Section 13.2, the provisions of Section 13.2 shall control how proceeds are distributed among the various Equity Owners.

(d) Certain Adjustments on Achievement of Class B Hurdle. If the Class B Hurdle is satisfied, the Additional Class A Units shall vest and each future Distribution made under Section 4.1(a)(ix) and 4.1(c)(x) after the Class B Hurdle is satisfied will be computed taking into account the Additional Class A Units.

(e) Designation of Distributions. To the extent that the Company makes a Distribution (other than with respect to a Realization Event) under this Agreement, the Company shall designate such Distribution as being made under Section 4.1(a) or Section 4.1(b); provided, that the Company shall not designate a Distribution as being made under Section 4.1(a) for any Fiscal Year until each Equity Owner has received for such Fiscal Year all Distributions required under Section 4.1(b). For avoidance of doubt, for a year including a Sale of the Company, the designation of a Distribution as an Estimated Tax Distribution shall be binding for all purposes provided such Estimated Tax Distributions were computed in good faith and made in accordance with past practice of the Company.

(f) Distributions In Kind. The Company may make Distributions in property other than United States dollars. For all purposes of maintaining Capital Accounts, (i) any property (other than United States dollars) distributed in kind to one or more Equity Owners shall be deemed sold for cash (denominated in United States dollars) equal to its Fair Market Value (net of any relevant liabilities secured by such property) and (ii) subject to Section 4.1(a), (b) and (c), any unrealized Profit or Loss inherent in such property shall be treated as recognized gain or loss for purposes of determining Profits and Losses of the Company for the Taxable Year of the Distribution.

(g) Draws. To the extent an Equity Owner would be distributed, during a Fiscal Year, an amount in excess of the maximum amount which could be distributed to an Equity Owner without causing the Equity Owner otherwise to recognize gain under Code Section 731(a), such distribution shall, to the extent possible pursuant to Treasury Regulation Section 1.731-1(a)(1)(ii), be treated as an advance or draw against such Equity Owner’s allocation of Profits (or items of income or gain) for the Fiscal Year in which the Distribution is made.

(h) Withholding Taxes. If the Company is required by law to pay any Tax that is specifically attributable to any Equity Owner (or direct or indirect shareholder, member, or other owner of such Equity Owner), including withholding Taxes, and state unincorporated business Taxes, then such Equity Owner shall indemnify and reimburse the Company for such Tax (and any related interest and penalties). The Company may offset Distributions (including Tax Distributions) and other amounts which any Equity Owner is otherwise entitled to receive under this Agreement against an Equity Owner’s indemnification obligations under this Section 4.1(h) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Profits and Losses) be treated as distributed or otherwise paid to such Equity Owner for all purposes of this Agreement. An Equity Owner’s obligation to pay or indemnify for a Tax (and related interest and penalties) shall survive the Equity Owner selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 4.1(h) shall not be treated as a Capital Contribution but shall, to the extent necessary to properly maintain Capital Accounts, increase an Equity Owner’s Capital Account.

(i) Limitations on Distributions. Notwithstanding any other provision of this Section 4.1, (i) no Distribution (including a Tax Distribution) shall be made if it would violate any law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company and (ii) no Distribution (other than a Tax Distribution) shall be made if, following the Distribution, the Company and its Subsidiaries would not have sufficient cash to operate in the ordinary course of business or such Distribution otherwise would jeopardize its ability to satisfy any obligation or liability of the Company or such Subsidiary to a third party.

(j) No Limitation On Other Provisions. Nothing in this Section 4.1 shall preclude the Company from making: (i) “guaranteed payments” to Equity Owners that provide services to the Company in exchange for such services in the ordinary course of business consistent with past practices; (ii) redeeming any Unit; (iii) reimbursing an Equity Owner for expenses incurred on behalf of the Company or otherwise indemnifying an Equity Owner as provided for in this Agreement; or (iv) otherwise making a payment to any Equity Owner that does not constitute a Distribution.

(k) Catch-Up Tax Distribution. No later than ninety (90) days following the last date of a Taxable Year of the Company (other than a Taxable Year including or following a Liquidity Event) or, if a Liquidity Event is to occur within such ninety (90) day period, no later than the day immediately prior to such Liquidity Event, the Company shall make a Distribution to the Original Member equal to the Catch-Up Tax Distribution. Any Catch-Up Tax Distributions shall be treated as an advance on (and, without duplication, subsequently reduce) amounts otherwise distributable to the Original Member under Section 4.1(a), Section 4.1(c), or Section 13.6.

4.2. Allocations of Profits and Losses.

(a) Subject to, and after the application of, the allocation rules in Section 4.3 and 4.4, Profits and Losses, or items thereof, for a Taxable Year (or other relevant period), other than a Taxable Year (or other relevant period) in which the Company makes a liquidating Distribution under Section 13.2, shall be allocated among the Equity Owners for such Taxable Year (or other relevant period) so as to produce, as nearly as possible, an Adjusted Capital Account balance for each Equity Owner (determined without regard to reductions for distributions made to the Equity Owner during the Taxable Year (or other relevant period)) equal to the following:

(i) the sum of the cash and Fair Market Value of property actually distributed to the Equity Owner under Section 4.1(a)(i), (iii), (v), (vii) and (viii) within such Taxable Year (or other relevant period), plus

(ii) the sum of any other cash and the Fair Market Value of other property actually distributed to the Equity Owner under Section 4.1(a)(ix), plus

(iii) the hypothetical cash that would be distributed to such Equity Owner (or contributed by such Equity Owners) if (1) each of the Company’s assets were sold for an amount of hypothetical cash equal to the sum of (A) the Gross Asset Values of the assets at the end of such Taxable Year (or other relevant period), plus (B) the aggregate Company Minimum Gain and Member Nonrecourse Debt Minimum Gain at the end of such Taxable Year (or other relevant period); (2) the Company paid all of its liabilities in accordance with their terms up to the amount of the hypothetical cash; and (3) the remaining hypothetical cash from such deemed sale were immediately distributed under Section 4.1(c)(ii), (iv), (vi), (viii), (ix) and (x).

(b) Subject to, and after the application of, the allocation rules in Section 4.3 and 4.4, Profits and Losses, or items thereof, for a Taxable Year (or other relevant period), in which the Company makes a distribution under Section 13.2 (including Profit and Loss, and items thereof, resulting from the write up or down of any assets or upon the sale of disposition in connection with, or in anticipation of, such liquidation) shall be allocated among the Equity

Owners for such Taxable Year (or other relevant period) so as to produce, as nearly as possible, an Adjusted Capital Account balance for each Equity Owner (determined without regard to reductions for distributions made to the Equity Owner during the Taxable Year (or other relevant period)) equal to the following:

(i) the sum of the cash and Fair Market Value of property actually distributed to the Equity Owner within such Taxable Year (or other relevant period), plus

(ii) the hypothetical cash that would be distributed to such Equity Owner (or contributed by such Equity Owners) if (1) each of the Company’s assets were sold for an amount of hypothetical cash equal to the sum of (A) the Gross Asset Values of the assets at the end of such Taxable Year (or other relevant period), plus (B) the aggregate Company Minimum Gain and Member Nonrecourse Debt Minimum Gain at the end of such Taxable Year (or other relevant period); (2) the Company paid all of its liabilities in accordance with their terms up to the amount of the hypothetical cash; and (3) the remaining hypothetical cash from such deemed sale were immediately distributed under Section 4.1(c).

The intent of this Section 4.2(b) is that each Equity Owner’s positive balance in each Member’s Capital Account (after taking into account the allocations of Profit or Loss, or items thereof) is as close as possible to the balance a Member would have if each Member’s Capital Account were equal to the amount it would be entitled to if liquidating distributions under Section 13.2 were made in accordance with Section 4.1(c) and shall be interpreted consistently with such intent.

4.3. Special Allocations. Any allocation pursuant to Section 4.2 will, however, be subject to any adjustment required to comply with Treasury Regulation Sections 1.704-1 and 1.704-2, including the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 4.2:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Taxable Year (or other relevant period), each Equity Owner shall be specifically allocated items of Company income and gain for such Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Equity Owner’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Equity Owner in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year (or other relevant period), each Equity Owner who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specifically allocated items of Company income and gain for such

Taxable Year (or other relevant period) (and, if necessary, subsequent Taxable Year (or other relevant period)) in an amount equal to such Equity Owner’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Equity Owner pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Equity Owner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) resulting in, or increasing, an Adjusted Capital Account Deficit for such Equity Owner, items of Company income and gain shall be specially allocated to each such Equity Owner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Equity Owner as quickly as possible; provided, that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Equity Owner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in this Agreement.

(d) Gross Income Allocation. In addition, if any Equity Owner has an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period), each such Equity Owner shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided; that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Equity Owner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(d) were not in this Agreement.

(e) Stop Loss. Notwithstanding the foregoing provisions of Section 4.2, the Losses (or items of expense or deduction or loss) allocated pursuant to Section 4.2 shall not exceed the maximum amount that can be so allocated without causing any Equity Owner to have an Adjusted Capital Account Deficit at the end of any Taxable Year (or other relevant period). In the event some but not all of the Equity Owners would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.2, the limitation set forth in this Section 4.3(e) shall be applied on an Equity Owner by Equity Owner basis so as to allocate the maximum permissible Losses to each Equity Owner under Treasury Regulation Section 1.704-1(b)(2)(ii)(d). All Losses (or items of expense or deduction or loss) in excess of the limitation set forth in this Section 4.3(e) shall be allocated to other Equity Owners in accordance with the positive balances in such Equity Owners’ Adjusted Capital Accounts so as to allocate the maximum permissible Losses to each Equity Owner under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(f) Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated in a manner permitted under Treasury Regulation Section 1.704-2(e) and selected by the Board.

(g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year (or other relevant period) shall be specially allocated to the Equity Owners in accordance with Treasury Regulation Section 1.704-2(i).

(h) Section 754 Adjustments. Items of income, gain, loss, and deductions shall be specifically allocated to the Equity Owners to comply with Treasury Regulation Section 1.704-l(b)(2)(iv)(m).

(i) Regulatory Allocations. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.3(h) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations will be offset in the current Taxable Year or future Taxable Years either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3(i).

4.4. Other Allocation Rules.

(a) In the event Members are admitted to the Company pursuant to this Agreement or Equity Owners receive Units on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Equity Owners for each Taxable Year during which Members are so admitted and Equity Owners receive Units shall be allocated among the Equity Owners in proportion to their respective interests during such Taxable Year using any reasonable convention permitted by Section 706 of the Code and selected by the Board.

(b) In the event an Equity Owner transfers its Units during a Taxable Year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Equity Owner and its transferee for such Taxable Year shall be made between such Equity Owner and its transferee in accordance with Section 706 of the Code using any reasonable convention permitted by Section 706 of the Code and selected by the Board.

(c) If, and to the extent that, any Equity Owner is deemed to recognize any item of income, gain, deduction, or loss as a result of any transaction between the Equity Owner and the Company pursuant to Sections 83, 482 or 7872 of the Code, or a similar provision now or hereafter in effect, the Company shall use reasonable efforts to allocate the corresponding item of Profit or Loss to the Equity Owner who recognizes such item in order to reflect the Equity Owner’s economic interest in the Company.

(d) For purposes of determining the allocations under this Article IV, all outstanding Class P Units shall be treated as vested and as having the right to share in any distribution under Section 4.1.

4.5. Tax Allocations; Code Section 704(c).

(a) Except as otherwise provided in this Section 4.5, all items of Company income, gain, loss and deduction for income tax purposes shall be allocated among the Equity Owners in the same manner as they share correlative items of Profit and Loss for the relevant Taxable Year (or other period).

(b) In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss and deduction with respect to any property of the Company shall, solely for income Tax purposes, be allocated among the Equity Owners so as to take account of any variation between the adjusted tax basis of such property and its initial Gross Asset Value.

(c) If any portion of gain recognized from the disposition of assets by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code Section 1245 or 1250 (the “Recapture Gain”), such Recapture Gain shall be allocated, solely for income Tax purposes in accordance with Treasury Regulation Sections 1.1245-1(e)(2) and (3) and 1.1250-1(f).

(d) Tax credits and Tax credit recapture shall be allocated among the Equity Owners in accordance with any reasonable method selected by the Board that is permitted by applicable Tax laws.

(e) Unless otherwise provided in this Section 4.5, any elections or other decisions relating to allocations for income Tax purposes, including selecting any allocation method under Treasury Regulation Section 1.704-3, shall be made by the Board; provided, that the Board shall cause the Company to use the “traditional method” as defined in Treasury Regulation Section 1.704-3(b) for purposes of the application of Code Section 704(c) to the difference as of the date hereof between the Gross Asset Value of any of the Company’s or Subsidiary’s assets and the adjusted tax basis.

(f) Allocations pursuant to this Section 4.5 are solely for income Tax purposes and shall not affect or in any way be taken into account in computing any Equity Owner’s Capital Account.

4.6. Allocations of Liabilities. The liabilities of the Company shall be allocated to the Equity Owners in any manner permitted under Code Section 752 and Treasury Regulation promulgated thereunder and as selected by the Board.

4.7. Compliance with Tax Laws. The allocation rules set forth in Sections 4.2, 4.3, 4.4, 4.5 and 4.6 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article IV are respected for United States federal income tax purposes. Subject to the following sentence, if for any reason the Board determines that any provision of Section 4.2, 4.3, 4.4, 4.5 or 4.6 does not comply with the Code or Treasury Regulations or that any of the allocations under Article IV may not be respected for United States federal income tax purposes or that the provisions of Section 4.2, 4.3, 4.4, 4.5, or 4.6 are inconsistent with the intent of Section 4.2(b), the Board shall take all reasonable actions, including amending this Article IV or adjusting an Equity Owner’s Capital Account or how Capital Accounts are maintained, in each case, in a manner consistent with the Code or Treasury Regulations, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article IV shall be respected for United States federal income tax purposes and that the intent of Section 4.2(b) is satisfied. Nothing in this Section 4.7 shall permit any changes to provisions that determine how amounts are to be distributed or otherwise paid to the Equity Owners under this Agreement.

ARTICLE V

MANAGEMENT

5.1. Management by the Board. In managing the business and affairs of the Company and exercising their powers, the Managers shall be members of and shall act as a Board of Managers (the “Board”). The Board may act (a) through meetings and written consents pursuant to Sections 5.7 and 5.8, (b) through committees pursuant to Section 5.5 and (c) through any Manager or other individuals to whom authority and duties have been delegated pursuant to Section 5.11.

5.2. Authority of the Board. Subject to any approval of the Members or any specific Member(s) or Manager(s) required by the terms of this Agreement (including Section 6.3), which approval(s) shall be in addition to Board approval, and further subject to the provisions of this Article V, the Board shall have the exclusive and complete charge of the management of the Company.

5.3. Number; Board Composition.

(a) Subject to Sections 5.3(b) and 6.3, the Board may set the number of Managers to serve thereon. The Board shall initially consist of seven (7) Managers; provided, that ECP IV shall have the right to expand the Board and nominate an individual to the Board if, upon a Triggering Event, there is only one Eos Manager on the Board (the “Board Expansion Option”).

(b) As of the date hereof, the Board shall be comprised as follows:

(i) ECP IV Entity shall be entitled, subject to the Board Expansion Option and Section 5.3(b)(ii): (1) to nominate one (1) individual to the Board (the “Eos Manager”) until his or her successor is elected and qualified; (2) to nominate each successor to any Eos Manager; and (3) to direct the removal from the Board of any individual nominated under the foregoing clauses (1) or (2); the Eos Manager shall initially be Mark L. First;

(ii) so long as any of the Highland Members or any member of a Highland Members’ Group collectively beneficially own at least twenty percent (20%) of the Class B Units held collectively by the Highland Members as of the Original Closing Date, Highland Consumer Fund I-B shall be entitled: (1) to nominate one (1) individual to the Board (the “Highland Manager”) until his or her successor is elected and qualified; (2) to nominate each successor to the Highland Manager; and (3) to direct the removal from the Board of any individual nominated under the foregoing clauses (1) or (2); the Highland Manager shall initially be David L. Krauser; provided, however, that, if, at any time, the Highland Members or any member of a Highland Members’ Group collectively cease to own at least twenty percent (20%) of the Class B Units collectively held by the Highland Members as of the Original Closing Date, the right of Highland Consumer Fund I-B under this Section 5.3(b)(ii) to nominate a Manager to the Board shall be automatically transferred to ECP IV Entity and such Manager shall be deemed to be an Eos Manager pursuant to Section 5.3(b)(i) for all purposes hereunder;

(iii) the Original Member shall be entitled: (A) to nominate four (4) individuals to the Board (collectively, the “Original Member Managers”) until their respective successors are elected and qualified; (B) to nominate each successor to any Original Member Manager; and (C) to direct the removal from the Board of any individual nominated under the foregoing clauses (A) or (B); the Original Member Managers shall initially be McCord Christensen, Scott Adcock, James Clarke and Ron Kennedy; and

(iv) the Original Member shall be entitled: (A) to nominate one (1) individual with relevant industry experience that is not an Affiliate of any Member or employees of the Company or any of its Affiliates or members of any Member’s Group (the “Independent Manager”); provided, that no such individual shall become a Manager without the prior written consent of the Class B Majority, which consent shall not be unreasonably withheld, delayed or conditioned; (B) to nominate each successor to the Independent Manager with the prior written consent of the Class B Majority, which consent shall not be unreasonably withheld, delayed or conditioned; and (C) to direct the removal from the Board of any individual nominated under the foregoing clauses (A) or (B).

(c) Each nomination to the Board of, or any proposal to remove from the Board, any Manager shall be made by delivering to the Company and each other Manager a notice signed by the party or parties entitled to such nomination or proposal. As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Company shall take or cause to be taken such actions as may be reasonably required to cause the election or removal proposed in such notice. Such actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Members.

5.4. Voting Agreement.

(a) Each Member covenants and agrees to vote all Units held by such Member for the election to the Board of all individuals nominated in accordance with Section 5.3 and for the removal from the Board of all Managers proposed to be removed in accordance with Section 5.3, and in each case shall take all actions required on its behalf to give effect to the agreements set forth in this Article V. Each Member shall use its respective best efforts to cause each individual originally nominated by such Member to vote for the election to the Board of all individuals nominated in accordance with Section 5.3.

(b) Pursuant to this Section 5.4, each Member hereby approves and votes all of its Units in favor of the election to the Board of each of the initial designees named pursuant to Section 5.3 above.

5.5. Committees; Subsidiaries.

(a) General Committees. Other than as it relates to the Realization Event Committee, the number and composition of any committee of the Board (a “Committee”) shall be determined from time to time by the Board; provided, that each Committee shall include at least one (1) Eos Manager. At every meeting of any such Committee (other than a Realization Event Committee), the presence of a majority of the members thereof (including at least one (1) Eos Manager) shall constitute a quorum, and subject to Section 6.3, the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution; provided, however, that if there is no Eos Manager present at a meeting of any Committee (other than a Realization Event Committee) of which the Eos Manager received prior written notice in accordance with Section 5.7, such meeting shall be adjourned until such time as determined by the managers so present at such meeting, which time shall be set forth in the notice of a special meeting of such Committee (in each case, a “Subsequent Committee Meeting”) required to be delivered in accordance herewith, and if an Eos Manager is not present at such Subsequent Committee Meeting, the presence of a majority of the members of such Committee shall constitute a quorum of such Committee and, subject to Section 6.3, the affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. Subject to Section 6.3, any such Committee, to the extent provided in such resolution or in this Agreement, shall have and may exercise all of the authority of the Board. Other than as it relates to the Realization Event Committee, the Board may dissolve any Committee at any time unless otherwise provided in this Agreement.

(b) Realization Event Committee. Upon a Triggering Event, a committee will be formed automatically, without any action by the Company, any Member or Manager except for notice to the Company from the Class B Majority, and tasked to take all corporate actions as may be required or necessary to pursue and to effect a Realization Event in accordance with Section 9.6 (the “Realization Event Committee”). The Realization Event Committee shall consist of two (2) Eos Managers and one (1) representative appointed by the Original Member. The Realization Event Committee shall be empowered with sole and exclusive power and control of the Company in respect of the negotiation and execution of, and to take any and all actions in respect of or related to (including consummating and effecting a Realization Event on behalf of the Company), a Realization Event. In furtherance of the foregoing, the Realization Event Committee shall have the full and absolute authority to cause the Company to take all actions in order to consummate a Realization Event (including the authority to engage counsel and other advisers on behalf of the Company as it determines necessary to carry out its duties), and the preceding authority and the Eos Managers of the Realization Event Committee may not be removed without the express written consent of the Class B Majority.

(c) Subsidiaries. A Class B Majority and a Class A Majority each shall have the right (but not the obligation) to cause the Company and each Member to take, and each Member shall use its commercially reasonable efforts to cause each Manager originally nominated by such Member to take, such actions as may be reasonably required to ensure that the composition of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Company is identical to the composition of the Board.

5.6. Vacancies and Removal.

(a) The Managers designated in Section 5.3 will be elected at any annual or special meeting of the Members (or by written consent in lieu of a meeting of the Members) and will serve until their successors are duly elected and qualified or until their earlier resignation or removal.

(b) The Company shall notify each Member of the occurrence of any vacancy in any seat of the Board. Subject to the foregoing regarding the appointment of the Managers, in the event a vacancy is created on the Board by reason of the death, removal for any reason or resignation of any Manager, each of the Members hereby agrees that: (i) such vacancy shall be filled in accordance with the procedures set forth in this Section 5.6; and (ii) no Member shall have the ability to fill any vacancy to the extent that the ability to appoint such Member is specifically granted to other Members pursuant to this Section 5.6. No Member shall have the ability to remove a Manager to the extent that such Manager was not nominated by such Member or any Affiliate thereof (other than in the case where a Manager is removed as a result of being terminated by the Company).

(c) No Person may serve as a Manager if: (i) such Person’s employment or service has been terminated by the Company (or its Subsidiaries, as the case may be) for Cause; (ii) such Person’s service as a Manager would adversely affect the Company’s or its Subsidiaries’ ability to conduct their respective businesses from a legal or regulatory perspective; or (iii) a Governmental Authority has prohibited such Person, or such Person has been disbarred, from working or being affiliated with the business conducted by the Company or its Subsidiaries.

5.7. Board Meetings.

(a) Board Action. A majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall constitute a quorum for the transaction of business of the Board and, subject to Section 6:3, the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board; provided, however, that, notwithstanding the foregoing, the presence of at least one (1) Eos Manager is required to constitute a quorum of the Board; provided, further, however, that, if there is no Eos Manager present at a meeting of which the Eos Manager received reasonable prior written notice, such meeting shall be adjourned until such time as determined by the managers so present at such meeting, which time shall be set forth in the notice of a special meeting of the Board (in each case, a “Subsequent Meeting”) required to be delivered in accordance herewith, and if an Eos Manager is not present at such Subsequent Meeting, the presence of a majority of the total number of Managers fixed by, or in the manner provided in, this Agreement shall constitute a quorum and, subject to Section 6.3, the act of a majority of the Managers present at a meeting of the Board at which a quorum is present shall be the act of the Board. At all meetings of the Managers, each Manager shall have one vote.

(b) Regular Meetings. Regular meetings of the Board shall be held at least quarterly. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notice of such meeting shall be provided to each Manager at least three (3) Business Days prior to such meeting. Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting. In connection with any annual meeting of Members at which Managers were elected, the Managers may, if a quorum is present, hold a first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members.

(c) Special Meetings. Special meetings of the Board may be called by any two (2) Managers on at least three (3) Business Days’ prior notice to each other Manager (or such shorter notice as to which all of the then current Managers may agree). Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

5.8. Action by Written Consent or Telephone Conference. Subject to the limitations set forth herein, any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Board or any Committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by the Board or such Committee, as the case may be. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person by such person executing such consent at a meeting of the Board or any such Committee, as the case may be. Subject to the requirements of the Delaware Act or this Agreement for notice of meetings, the Managers or the members of any Committee designated by the Board may participate in and hold a meeting of the Board or any Committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person by such person participating at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.9. Non-Voting Observers.

(a) So long as any of the Eos Members beneficially own any Units, they shall be entitled to appoint two (2) non-voting observers (the “Eos Observers”).

(b) So long as any of the Highland Members beneficially own any Units, they shall be entitled to appoint two (2) non-voting observers (together with the Eos Observers, the Observers”).

(c) The Observers shall be entitled to be present at all meetings of the Board and committees thereof; and, with respect to committees of the Board, an Observer may be a then-current Manager. The Company reserves the right to withhold any information and to exclude any Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets if at such time such Observer is not an employee of the Company and is not bound by a confidentiality agreement with the Company or result in a conflict of interest as determined by counsel to the Company.

5.10. Delegation of Authority and Duties. Subject to Sections 6.1 and 6.3, the Board may, from time to time, delegate to one or more Persons (including any Manager or officer of the Company) such authority and duties as the Board may deem advisable. In addition, the Board may assign titles (including Chairman, Chief Executive Officer, President, Vice President, Secretary, Assistant Secretary, Controller, Treasurer and Assistant Treasurer) to any Manager or other individuals and delegate to such Managers or other individuals certain authority and duties. Any number of titles may be held by the same Manager or other individual. Subject to Section 6.3, any delegation pursuant to this Section 5.10 may be revoked at any time by the Board. Any Person dealing with the Company, other than an Equity Owner, may rely on the authority of any officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

5.11. Fiduciary Duties; Limitation of Liability. The Managers shall be subject to, and bound by, the fiduciary duties imposed on directors of a Delaware corporation by the Delaware General Corporation Law, except that: (i) the limitations on liability permitted by Section 102(b)(7) thereof shall apply; and (ii) in no event shall any Manager be deemed to have violated any applicable fiduciary duties by failing to approve any matter which requires approval pursuant to Section 6.3.

5.12. Indemnification.

(a) Right to Indemnification. Except as otherwise required by law or by this Agreement, the Company shall indemnify and hold harmless each Person (each, a “Covered Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against any losses, liabilities, damages and expenses (including amounts paid for attorneys’ fees, judgments, settlements, fines, excise taxes or penalties in connection with any threatened, pending or completed action, suit or proceeding) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person: (i) is or was serving as a Manager or officer of the Company or any of its Subsidiaries (and any Person that is or was serving as an employee or agent of the Company or its Subsidiaries or is or was serving at the request of the Company or its Subsidiaries as a representative, officer, director, principal, member, employee or agent of another partnership, corporation, joint venture, limited liability company, trust or other enterprise); or (ii) is or was a Member, but only to the extent not prohibited by applicable law; provided, that (unless the Board otherwise consents) no such Person shall be indemnified for any losses, liabilities, damages or expenses suffered that are attributable to such Person’s fraud, willful misconduct or gross negligence. The Company shall pay the expenses incurred by any such Covered Person indemnifiable hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination that such Covered Person failed the applicable standards set forth above or that such Covered Person is not entitled to indemnification as provided herein for other reasons.

(b) Non-Exclusive Right. The right to indemnification and the advancement of expenses conferred in this Section 5.12 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any statute, agreement, by-law, vote of the Board or otherwise.

(c) Insurance. The Company shall maintain insurance, at its or any of its Subsidiaries’ expense, to protect any Covered Person against any loss, liability, damage or expense described in Section 5.12(a) above whether or not the Company would have the power to indemnify such Covered Person against such loss, liability, damage or expense under the provisions of this Section 5.12.

(d) No Personal Liability. Notwithstanding anything contained herein to the contrary (including in this Section 5.12), any indemnity by the Company relating to the matters covered in this Section 5.12 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e) Severability. If this Section 5.12 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 5.12 to the fullest extent permitted by any applicable portion of this Section 5.12 that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.13. Expenses; Fees. The Company shall reimburse: (i) each Manager; and (ii) the Observers, in each case, for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with the attendance of meetings of the Board or any committee thereof or such Person’s pursuit of Company-related endeavors with the consent of the Board.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1. Members Right to Act.

(a) Authority of Members. Except for a Person who is a Member and also a Manager or officer of the Company and except as otherwise provided in this Agreement (including this Section 6.1 and Section 6.3), no Member shall be entitled to participate in or vote in matters involving the management or the business of the Company, all such authority being vested in the Board and the officers of the Company. The Class P Unit Holders shall only have the rights of an assignee of a membership interest under the Delaware Act who has not been admitted as a Member, shall only have the rights expressly set forth in this Agreement and shall not have any voting rights, any right to otherwise participate in the management of the business and affairs of the Company or the right to inspect Company books and records solely by virtue of their ownership of Class P Units. The Members shall be entitled to exercise only those rights specifically granted to them in this Agreement or to vote on such matters as may be submitted to them by the Board in its discretion or as is otherwise required by this Agreement or applicable law. Subject to Article V, the Members shall be entitled to vote for the election of the Board at such times as determined pursuant to this Agreement. Such Members who are not also Managers (acting as members of the Board) or officers of the Company, shall have no authority, express or implied, to bind the Company.

(b) Member Action. Subject to Section 6.3, for situations for which the approval of the Members is required by this Agreement or by applicable law, only the holders of Class A Units, Class B Units and Class C Units shall be entitled to vote on matters requiring a vote of the Members, and each Class A Unit, Class B Unit and Class C Unit shall be entitled to one (1) vote and shall vote together as a single class on matters requiring a vote of the Members. Holders of Class P Units shall have no voting rights. The Class D Members shall have no voting rights, except for those required by unwaivable provisions of applicable law and as provided for in Section 6.3(c). The Class E Members shall have no voting rights, except for those required by unwaivable provisions of applicable law and as provided for in Section 6.3(d). The Class F Members shall have no voting rights, except for those required by unwaivable provisions of applicable law and as provided for in Section 6.3(c). Such vote of the Class A Members, the Class B Members and the Class C Members may be taken at an annual or special meeting of the Members in accordance with the provisions of this Article VI. The Voting Majority including at least one Eos Member represented in person or by proxy, shall constitute a quorum for the transaction of business of the Members; provided, however, that, if there is no Eos Member present at a meeting of which the Eos Members received prior written notice in accordance with this Section 6.1, such meeting shall be adjourned until such time as determined by the Board, which time shall be set forth in the notice of a special meeting of the Members (in each case, a “Subsequent Member Meeting”) required to be delivered in accordance herewith, and the presence of the Voting Majority shall constitute a quorum at such Subsequent Member Meeting even if an Eos Member is not present at such meeting. The vote of the Voting Majority represented at a meeting of the Members at which a quorum is present shall be the act of the Members (subject to Section 6.3)

(c) Meetings Generally. Meetings of the Members may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Members, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance by a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Notice of such meeting shall be provided to each Member at least three (3) Business Days prior to such meeting. Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

(d) Annual Meeting. An annual meeting of the Members may be held on such date and at such time as may be designated by the Board from time to time for the transaction of such business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding Business Day.

(e) Special Meetings. Special meetings of the Members may be called by a Class A Majority, a Class B Majority or a Class B/C Majority, on at least three (3) Business Days’ notice to each Member. Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

6.2. Action by Written Consent or Telephone Conference. Subject to the limitations set forth herein, any action permitted or required by the Delaware Act or this Agreement to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by such of the Members as shall be required to authorize, approve, ratify or otherwise consent to such action under the Delaware Act and this Agreement (which may be less than all of the Members, in which event a copy thereof shall be sent to each of the Members who did not sign the consent). Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person by such person executing such consent at a meeting of the Members. Subject to the requirements of the Delaware Act or this Agreement for notice of meetings, the Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person by such person participating at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.3. Special Approvals for Certain Company Actions.

(a) Notwithstanding anything contained herein to the contrary, without the prior written approval of the Class A Majority (in their sole discretion) and Class B/C Majority (in their sole discretion), the Company shall not:

(i) (A) (1) incur any Indebtedness or amend, modify, waive or terminate any agreement, contract or arrangement reflecting the terms of such Indebtedness (including any Financing Documents) other than (i) any Indebtedness that does not exceed $2,000,000 in the aggregate in any year; (ii) an amendment or amendments to the existing Financing Documents which increases the line of credit up to a maximum of $60,000,000; provided, that any such amendment shall amend no other term of the existing Financing Documents; and (iii) ordinary course extensions of credit pursuant to the Financing Documents in place as of the date hereof, as may be amended pursuant to clause (ii) above; or (B) grant any liens or encumbrances on the Company’s or its Subsidiaries’ assets, except for (1) liens or encumbrances in connection with Indebtedness that does not exceed $2,000,000 in the aggregate in any year and (2) liens or encumbrances in connection with ordinary course revolving credit draws pursuant to the existing Financing Documents;

(ii) take any action that contravenes, conflicts with or would otherwise have a discriminatory effect on the rights, powers, preferences or privileges of the Class B Units or Class C Units;

(iii) amend, alter or change any organizational documents (including the Certificate, this Agreement and the Schedule of Equity Owners), by merger or otherwise, other than pursuant to the Corporation Election;

(iv) authorize or issue any Equity Securities or equity-linked Securities having rights, preferences or privileges senior to or on parity with the Class B Units or Class C Units, including any rights to Units and similar securities;

(v) in any manner, directly or indirectly, and whether in cash, Securities, dividends or other property, pay, declare or set apart for payment, any dividends or make any other Distributions with respect to any Equity Securities (including by purchasing or redeeming any Equity Securities) except for (A) Tax Distributions required to be made under this Agreement; (B) dividends or Distributions in connection with a Realization Event or the dissolution and winding up of the Company; and (C) dividends or Distributions on an annual basis that do not exceed 25% of the preceding year’s Net Cash Flow; provided that after giving effect to such dividends or Distributions, the Company has sufficient working capital and liquidity available to operate and grow the existing and contemplated business in the ordinary course;

(vi) enter into any (or modify any existing) transaction or agreement, the effect of which would be to prohibit or restrict the Company’s ability to make Tax Distributions as contemplated hereby;

(vii) initiate a process with respect to, or effect any Realization Event or a Conversion Event, except: (1) pursuant to a Qualified Sale, an Approved Sale or in accordance with Section 9.6; or (2) any Realization Event that qualifies as a QIPO;

(viii) other than pursuant to Section 5.3, (A) make any changes in the size or composition of the Board or (B) other than pursuant to Section 5.5, delegate any authority of the Board (to any Committee or otherwise to any other Person);

(ix) (A) sell or otherwise dispose of any business, Subsidiary, equity interests or other asset of the Company or its Subsidiaries, except pursuant to an Approved Sale or Section 9.6, (B) acquire any ownership interest in any Person, or (C ) effect any Company Asset Sale (or any merger that has the same tax effects as a Company Asset Sale);

(x) settle or make any payments with respect to any litigation or other legal proceeding to the extent that any such settlement or payments have not been approved by the Board; or

(xi) agree to take any of the foregoing actions.

(b) Notwithstanding anything contained herein to the contrary, without the prior written approval of at least one (1) Original Member Manager and at least one Eos Manager, the Company shall not:

(i) repurchase, prepay or redeem any Indebtedness;

(ii) enter into any (or modify any existing) transaction or agreement (other than customary employment arrangements with officers and employees) with any Affiliate, Member, Manager, officer or employee of the Company or any of its Subsidiaries, or any Affiliate, officer, equityholder, manager or employee of any of the foregoing, other than any transactions, agreements and/or Company policies that are approved by a majority of the disinterested Managers;

(iii) authorize or issue more than 650,000 Class P Units;

(iv) (A) approve the termination (other than for Cause), change material employment terms (including a change in responsibilities or compensation, which shall include employee bonuses) or hire any members of the Company’s or any of its Subsidiaries’ executive management team or any other employee with an aggregate compensation package in excess of $250,000; or (B) create an employee bonus plan or other incentive-based compensation plan;

(v) make any change in the Company’s or its Subsidiaries’ auditors;

(vi) make any change in tax or accounting methods or policies in any material respect (other than as required by GAAP), other than pursuant to the Corporation Election;

(vii) enter into any joint venture or partnership, establish any non-wholly owned Subsidiary, or make any investment in any Person (in the form of debt, equity or otherwise);

(viii) adopt an annual budget or strategic plan, including, without limitation, any capital expenditure budget set forth therein;

(ix) engage in a line of business other than the Company’s and its Subsidiaries’ existing and currently contemplated businesses (as of the date hereof) or related lines of businesses and reasonable extensions thereof or materially change the current and existing lines of business;

(x) license or grant exclusive rights to any of the Company’s material intellectual property other than in the ordinary course of business;

(xi) enter into or modify any of the Company’s material contracts having a value in excess of the lesser of $250,000 per year or $1,000,000 in the aggregate;

(xii) pursue a liquidation of assets, or judicial or administrative dissolution; or

(xiii) agree to take any of the foregoing actions.

(c) Notwithstanding anything contained herein to the contrary, without the prior written approval of the Class D Majority (in their sole discretion), the Company shall not:

(i) amend, alter or change any organizational documents (including the Certificate, this Agreement and the Schedule of Equity Owners), by merger or otherwise, in a manner that would have an adverse effect on the Class D Members;

(ii) authorize or issue any Equity Securities or equity-linked Securities having rights, preferences or privileges senior to or on parity with the Class D Units, including any rights to Units and similar securities;

(iii) until the Unpaid Class D Return and Unpaid Class D Capital with respect to each Class D Unit has been reduced to zero, in any manner, directly or indirectly, and whether in cash, Securities, dividends or other property, pay, declare or set apart for payment, any dividends or make any other Distributions with respect to any Equity Securities (including by purchasing or redeeming any Equity Securities) except for Tax Distributions required to be made under this Agreement; or

(iv) agree to take any of the foregoing actions.

(d) Notwithstanding anything contained herein to the contrary, without the prior written approval of the Class E Majority (in their sole discretion), the Company shall not:

(i) amend, alter or change any organizational documents (including the Certificate, this Agreement and the Schedule of Equity Owners), by merger or otherwise, in a manner that would have an adverse effect on the Class E Members;

(ii) authorize or issue any Equity Securities or equity-linked Securities having rights, preferences or privileges senior to or on parity with the Class E Units, including any rights to Units and similar securities;

(iii) until the Unpaid Class E Return and Unpaid Class E Capital with respect to each Class E Unit has been reduced to zero, in any manner, directly or indirectly, and whether in cash, Securities, dividends or other property, pay, declare or set apart for payment, any dividends or make any other Distributions with respect to any Equity Securities (including by purchasing or redeeming any Equity Securities) except for Tax Distributions required to be made under this Agreement; or

(iv) agree to take any of the foregoing actions.

(e) Notwithstanding anything contained herein to the contrary, without the prior written approval of the Class F Majority (in their sole discretion), the Company shall not:

(i) amend, alter or change any organizational documents (including the Certificate, this Agreement and the Schedule of Equity Owners), by merger or otherwise, in a manner that would have an adverse effect on the Class F Members;

(ii) authorize or issue any Equity Securities or equity-linked Securities having rights, preferences or privileges senior to or on parity with the Class F Units, including any rights to Units and similar securities;

(iii) until the Unpaid Class F Return and Unpaid Class F Capital with respect to each Class F Unit has been reduced to zero, in any manner, directly or indirectly, and whether in cash, Securities, dividends or other property, pay, declare or set apart for payment, any dividends or make any other Distributions with respect to any Equity Securities (including by purchasing or redeeming any Equity Securities) except for Tax Distributions required to be made under this Agreement; or

(iv) agree to take any of the foregoing actions.

(f) At any time that the Company has any Subsidiary or Committee, it shall not permit such Subsidiary or Committee, as the case may be, to take, directly or indirectly, any of the foregoing actions set forth in Section 6.3 (with all references to the Company deemed to be references to such Subsidiary or Committee) without obtaining the approval of the applicable Managers or Members as if such action were subject to Section 6.3.

(g) The Highland Members shall be notified of any written approvals granted in connection with any of the foregoing actions in accordance with the notice provisions contained in Section 16.9.

6.4. Limitation of Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being or acting as a Member of the Company; provided, that a Member shall be required to return to the Company any Distribution made to it in a clear and manifest accounting error or similar error. The immediately preceding sentence shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.5. Lack of Authority. Unless delegated such power in accordance with Section 5.10 or as otherwise expressly provided in this Agreement, no Equity Owner has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Board of the powers conferred upon them by law and this Agreement.

6.6. No Right of Partition. No current or former Equity Owner shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1. Investment Representations. By executing this Agreement (or, after the date hereof, any counterpart or Joinder Agreement) and in connection with the issuance of Equity Securities to such Equity Owner, each Equity Owner represents and warrants to the Company as follows:

(a) The Equity Securities being acquired by such Person pursuant to this Agreement or otherwise will be acquired for such Person’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, the Equity Securities were not offered to such Person by means of general solicitation or general advertising and the Equity Securities will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b) Such Person is sophisticated in financial matters and is able to evaluate the risks and benefits of decisions respecting the investment in the Equity Securities and is an Accredited Investor.

(c) Such Person is able to bear the risk of its investment in the Equity Securities for an indefinite period of time and is aware that transfer of the Equity Securities may not be possible because: (i) such transfer is subject to contractual restrictions on transfer set forth in this Agreement; and (ii) the Equity Securities have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

(d) Such Person has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Equity Securities and has had access to such other information concerning the Company and its respective Subsidiaries and Affiliates and the Equity Securities as such Person may have requested and that in making its decision to invest in the Equity Securities being acquired such Person is not in any way relying on the fact that any other Person has decided to be an Equity Owner hereunder or to invest in the Equity Securities.

(e) Such Person has received and carefully read a copy of this Agreement. This Agreement and each of the other agreements contemplated hereby to be executed by such Person constitute the legal, valid and binding obligation of such Person, enforceable in accordance with their terms, and the execution, delivery and performance of this Agreement and such other agreements do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Person is a party or any law, regulation, judgment, order or decree to which such Person is subject.

(f) To the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Person and do not require such Person to obtain any consent or approval that has not been obtained.

(g) Such Person has been given the opportunity to consult with independent legal counsel regarding his, her or its rights and obligations under this Agreement and has consulted with such independent legal counsel regarding the foregoing (or, after carefully reviewing this Agreement, has freely decided not to consult with independent legal counsel), fully understands the terms and conditions contained herein and therein and intends for such terms to be binding upon and enforceable against him, her or it.

(h) The determination of such Equity Owner to purchase the Equity Securities has been made by such Equity Owner independent of any other Equity Owner and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Equity Owner or by any agent or employee of any other Equity Owner (including any Managers or officer of the Company).

7.2. Non-Disparagement; Confidentiality.

(a) Non-Disparagement. Each Equity Owner hereby agrees to refrain from making any negative or derogatory statements concerning any Equity Owner, any Affiliate of any Equity Owner, the Company or any of its Subsidiaries (including each of their respective products, services, customers, suppliers, employees and agents).

(b) Confidentiality. Each Equity Owner recognizes and acknowledges that such Equity Owner has and may in the future receive certain confidential and proprietary information or documents and trade secrets of the Company and its Subsidiaries, including this Agreement (or any of the terms and conditions of this Agreement), supplier or customer lists, terms of contracts, pricing information, marketing information or sales techniques, financial information and confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Subsidiaries (the “Confidential Information”). Each Equity Owner (on behalf of such Equity Owner and any of such Equity Owner’s directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, disclose Confidential Information to any Person for any reason or purpose whatsoever, except: (i) to directors, officers, representatives, agents and employees of the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Equity Owner’s obligations, or enforcing such Equity Owner’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) to such Equity Owner’s auditors, attorneys or other agents; or (iii) as is required to be disclosed by order of any Governmental Authority, or by subpoena, summons or legal process, or by law, rule or regulation (provided, that the Equity Owner required to make such disclosure shall provide to the Board prompt notice of such disclosure so that the Company may seek an appropriate protective order or other applicable remedy or waive compliance with the provisions of this Section 7.2(b)). Notwithstanding the foregoing, (i) the Eos Members and the Highland Members may disclose the Confidential Information to their respective Affiliates (and their respective equity holders, limited partners, advisors, members, prospective investors or other investors and financing sources) and (ii) the Original Member may not disclose Confidential Information to any Person (including any of their respective equity holders) (x) who directly or indirectly competes with the Company or any of the Company’s Subsidiaries, or (y) whose employment with the Company or any of its Subsidiaries has terminated for any reason. If, in the absence of such protective order or other remedy or the receipt of a waiver hereunder, such Equity Owner believes in good faith, after consulting with counsel, that it is legally compelled to disclose any such information to the tribunal, such Equity Owner may disclose such information, to the minimum extent possible, to the tribunal; provided, that such Equity Owner shall use commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed, as the Board shall reasonably designate. For purposes of this Section 7.2(b), Confidential Information shall not include any information of which (A) such Person learns from a source other than the Company, its Subsidiaries or any of their respective representatives, employees, agents or other service providers, and in each case who is not bound by a confidentiality obligation, or (B) is already publicly available, other than as a result of a breach of this Section 7.2(b).

(c) Remedies. Each Equity Owner acknowledges and agrees that: (i) the restrictions contained in this Section 7.2 are reasonable in scope and duration and are necessary to protect the Company and its Subsidiaries and each of their respective businesses; (ii) any breach of this Section 7.2 will cause irreparable injury to the Company and its Subsidiaries and upon any breach or threatened breach of any provision of this Section 7.2, the Company (and/or the affected Equity Owner) shall be entitled, in addition to any other remedies it may have, to injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage or posting bond; (iii) the enforcement by Company or any of its Subsidiaries of any of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement; and (iv) the prohibitions against disclosure of Confidential Information are in addition to, and not in lieu of, any other rights or remedies that the Company or any of its Subsidiaries may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information.

ARTICLE VIII

REGISTRATION RIGHTS

8.1. Demand Registration.

(a) Request for Demand Registration. Subject to the limitations contained in this Section 8.1, at any time after the date that is one hundred eighty (180) days following the date upon which a registration statement filed in connection with a QIPO shall have been declared effective, the Eos Members or the Highland Members (as applicable, for purposes of this Article VIII, the “Demanding Members”) may deliver to the Company a written request for the registration by the Company under the Securities Act of the Registrable Units owned by the Demanding Members (such registration being herein called a “Demand Registration”), and the Company shall promptly give written notice of such registration request to all other holders of Registrable Units (the “Other Holders”) and shall offer to include in such proposed registration any Registrable Units requested to be included by holders who respond in writing to the Company’s notice within thirty (30) days after delivery thereof (which response includes the number of Registrable Units requested to be included in such registration). The Company will use commercially reasonable efforts to effect the registration of such Registrable Units.

(b) Limitations on Demand Registration.

(i) The Demanding Members will not be entitled to require the Company to effect more than two (2) Demand Registrations; provided that one of such two (2) Demand Registrations may only be delivered by the Eos Members and the other only by the Highland Members.

(ii) The Company shall not be required to effect a Demand Registration during any blackout period requested by the managing underwriter in connection with any Public Offering.

(iii) The Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 8.1:

A. during any period in which any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor form thereto) pertaining to Equity Securities to be sold by the Company has been filed and not withdrawn or has been declared effective during the prior ninety (90) days; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

B. during a period beginning with the date that is sixty (60) days prior to the Company’s good faith estimate of the date of filing of and ending on the date that is one hundred eighty (180) days after the effectiveness of any Company initiated registration; provided, however, that the Company’s obligation under this Section 8.1 shall resume at such earlier time that the Company determines not to proceed with such Company-initiated registration; provided further, however, that the Company’s obligation under Section 8.3 shall remain in effect; and

C. if the Company determines, in the good faith judgment of the Board (including at least one (1) Eos Manager) that the filing of a registration statement at such time would have a material adverse effect on the Company or its then current business plans, in which event the Company shall have the right to defer filing of a registration statement for a period of not more than ninety (90) days after receipt of the request made by the Demanding Members pursuant to this Section 8.1; provided, that the Company shall not use this right more than once in any twelve (12) month period.

(c) Priority on Demand Registration. If the managing underwriters in any underwritten offering pursuant to a Demand Registration deliver written advice to the Company and the Demanding Members of the maximum number of Registrable Units that should be registered (the “Underwriters’ Maximum Number”), then the number of Registrable Units proposed to be included in such registration shall be included in the following order: (i) that number of Registrable Units requested by all Class B Members to be included in such registration which does not exceed the Underwriters’ Maximum Number, pro rata among such Class B Members based upon the ratio of the number of Registrable Units sought to be included by each Class B Member to the total number of Registrable Units sought to be included by all Class B Members; (ii) if the Underwriters’ Maximum Number exceeds the number of Registrable Units desired to be included in such registration by the Class B Members, then the Company shall include in such registration the Registrable Units being included by the Company for its own account; and (iii) if the Underwriters’ Maximum Number exceeds the number of Registrable Units to be included in such registration on behalf of the Class B Members and by the Company for its own account, then the Company shall include in such registration that number of Registrable Units requested by Other Holders pursuant to this Section 8.1 to be included in such registration or the account of any other Person and which does not exceed such excess and such Registrable Units shall be allocated pro rata among such

Other Holders and such other Persons based upon the ratio of the number of Registrable Units sought to be included by each Other Holder and such other Persons to the total number of Registrable Units sought to be included by all Other Holders and such other Persons.

(d) Underwriting. If a Demanding Member intends to distribute Registrable Units covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 8.1 and the Company shall include such information in the written notice referred to in Section 8.1(a) above. The right of any Other Holder to include Registrable Units in such registration or the Company’s right to include Registrable Units in such registration shall be conditioned upon such Person’s participation in such underwriting and the inclusion of such Person’s Registrable Units in the underwriting to the extent provided herein. All Persons proposing to distribute their Registrable Units through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting by the Demanding Members, which underwriter(s) shall be reasonably acceptable to the Company.

(e) Withdrawal of Demand. At any time before the registration statement covering such Registrable Units becomes effective, the Demanding Members may request the Company to withdraw or not to file the registration statement. In that event, the Demanding Members shall not be deemed to have used a Demand Registration under Section 8.1(a) so long as the Registration Expenses of such withdrawn registration are borne by the Demanding Members in accordance with Section 8.7; provided, that the Demanding Members shall not be required to bear such Registration Expenses if the withdrawal request results from any adverse change affecting the Company’s business.

8.2. Registrations on Form S-3.

(a) Request for Registration. Subject to Section 8.2(d) below, at and after such time as the Company shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Demanding Members shall have the right to request in writing registrations on Form S-3, or such successor form, of Registrable Units under the Securities Act in accordance with this Section 8.2. A requested registration pursuant to this Section 8.2 shall not count as a Demand Registration for purposes of Section 8.1.

(b) Notice to Other Holders. If the Company shall be requested to effect a registration under the Securities Act of Registrable Units in accordance with this Section 8.2, then the Company shall promptly give written notice of such proposed registration to all other holders of Registrable Units and shall offer to include in such proposed registration any Registrable Units requested to be included in such proposed registration by such Other Holders who respond in writing to the Company’s notice within thirty (30) days after delivery of such notice (which response shall specify the number of Registrable Units proposed to be included in such registration). The Company shall use commercially reasonable efforts to effect such registration on Form S-3.

(c) Priority on S-3 Registration. If the managing underwriters in any underwritten offering of Registrable Units in accordance with this Section 8.2 shall give written advice to the Company and the Demanding Members of an Underwriters’ Maximum Number, then the number of Units proposed to be included in such registration shall be included in the following order: (i) that number of Registrable Units requested by the Demanding Members to be included in such registration which does not exceed the

Underwriters’ Maximum Number, pro rata among such Demanding Members based upon the ratio of the number of Registrable Units sought to be included by each Demanding Member to the total number of Registrable Units sought to be included by all Demanding Members; (ii) if the Underwriters’ Maximum Number exceeds the number of Registrable Units to be included in such registration by the Demanding Members, then the Company shall include in such registration the Registrable Units being included by the Company for its own account; and (iii) if the Underwriters’ Maximum Number exceeds the number of Units to be included in such registration on behalf of the Demanding Members and by the Company for its own account, then the Company shall include in such registration that number of Registrable Units requested by Other Holders pursuant to this Section 8.2 to be included in such registration or for the account of any other Person and which does not exceed such excess and such Registrable Units shall be allocated pro rata among such Other Holders and such other Persons based upon the ratio of the number of Registrable Units sought to be included by each Other Holder or other Person to the total number of Registrable Units sought to be included by all Other Holders and such other Persons.

(d) Limitations on Form S-3 Registrations. The Company shall not be obligated to effect any registration under the Securities Act requested by the Demanding Members pursuant to this Section 8.2 except in accordance with the following provisions:

(i) the Company shall not be obligated to register Registrable Units pursuant to this Section 8.2 if the Company reasonably concludes that the anticipated gross offering price of the Registrable Units to be included therein will be less than $10,000,000;

(ii) the Company shall not be obligated to effect any registration pursuant to Section 8.2(a) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 pursuant to Section 8.2(a) or a Demand Registration pursuant to Section 8.1(a);

(iii) the Company shall not be obligated to effect any registration pursuant to this Section 8.2 if Form S-3 or any successor form thereto is not available for such offering;

(iv) the Company shall not be obligated to effect any registration pursuant to this Section 8.2 if the Company determines, in the good faith judgment of the Board (including at least one (1) Eos Manager) that the filing of a registration statement at such time would have a material adverse effect on the Company or its then current business plans, in which event the Company shall have the right to defer filing of a registration statement for a period of not more than ninety (90) days after receipt of the request made by the Demanding Members pursuant to this Section 8.2; provided that the Company shall not use this right more than once in any twelve month period; and

(v) the Company shall not be obligated to effect any registration pursuant to this Section 8.2 during a period beginning with the date that is sixty (60) days prior to the Company’s good faith estimate of the date of filing of and ending on the date that is 180 days after the effectiveness of any Company initiated registration; provided, however, that the Company’s obligation under this Section 8.2 shall resume at such earlier time that the Company determines not to proceed with such Company-initiated registration; provided further, however, that the Company’s obligation under Section 8.3 shall remain in effect.

(e) Withdrawal of S-3 Registration. At any time before a registration statement covering Registrable Units pursuant to this Section 8.2 becomes effective, the Demanding Members may request the Company to withdraw or not to file the registration statement. In that event, the Demanding Members shall not be deemed to have used a registration request under this Section 8.2 so long as the Registration Expenses of such withdrawn registration are borne by the Demanding Members in accordance with Section 8.7; provided, that the Demanding Members shall not be required to bear such Registration Expenses if the withdrawal request results from any adverse change affecting the Company’s business.

8.3. Piggyback Registration. If the Company at any time proposes for any reason to register Registrable Units or other Securities under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto or pursuant to Sections 8.1 and 8.2), it shall promptly give written notice to all holders of outstanding Registrable Units of its intention to register such Securities. Upon the written request, given within thirty (30) days after delivery of any such notice by the Company, by any holder of Registrable Units to include in such registration Registrable Units held by them (which request shall specify the number of Registrable Units proposed to be included in such registration), the Company shall use commercially reasonable efforts to cause all such Registrable Units to be included in such registration on the same terms and conditions as the Securities otherwise being included in such registration by the Company; provided, however, that if the managing underwriter gives written advice to the Company of an Underwriters’ Maximum Number, then the number of Securities proposed to be included in such registration shall be included in the following order: (i) the Company shall include in such registration the Securities being registered for its own account; and (ii) if the Underwriters’ Maximum Number exceeds the number of Securities to be included in such registration for the Company’s own account, then the Company shall include in such registration that number of Registrable Units requested by the holders pursuant to this Section 8.3 to be included in such registration and which does not exceed such excess and such Registrable Units shall be allocated pro rata among such holders based upon the ratio of the number of Registrable Units sought to be included by each holder to the total number of Registrable Units sought to be included by all holders. No holders of Registrable Units (other than the Company) shall be entitled to include any Securities in any such underwritten registration unless such holders shall have agreed in writing to sell such Registrable Units on the same terms and conditions as shall apply to the Securities to be included in such registration for the Company’s account. At any time before the registration statement initiated by the Company pursuant to this Section 8.3 becomes effective, the Company has the right to terminate or withdraw such registration statement regardless of whether or not any holder of Registrable Units has elected to include Securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 8.7.

8.4. Preparation and Filing. If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to file a registration statement for Registrable Units and to cause such registration statement to become effective, the Company shall file such registration statement as expeditiously as reasonably practicable and shall:

(a) use commercially reasonable efforts to cause such registration statement to become and remain effective for a period of one hundred eighty (180) days or until all of such Registrable Units covered thereby have been disposed of (if earlier);

(b) furnish, at least five (5) Business Days before filing such registration statement, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus, to one counsel selected by the holders of a majority of participating Registrable Units (the “Sellers’ Counsel”), copies of all such documents proposed to be filed;

(c) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least a period of one hundred eighty (180) days or until all of such Registrable Units covered thereby have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Units;

(d) notify in writing the Sellers’ Counsel promptly: (i) of the receipt by the Company of any notification with respect to any comments by the Commission with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) of the receipt by the Company of any notification with respect to the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose; and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Units for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its commercially reasonable efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such jurisdictions as any participating holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Units owned by such holder; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this paragraph (e);

(f) furnish to each holder of such Registrable Units such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such holder of such Registrable Units may reasonably request in order to facilitate the Public Sale or other disposition of such Registrable Units;

(g) without limiting paragraph (e) above, use its commercially reasonable efforts to cause such Registrable Units to be registered with or approved by such other Governmental Authorities within the United States as may be necessary by virtue of the business and operations of the Company to enable each holder of such Registrable Units to consummate the disposition of such Registrable Units;

(h) notify on a timely basis each holder of such Registrable Units at any time when a prospectus relating to such Registrable Units is required to be delivered under the Securities Act within the appropriate period mentioned in this Section 8.4, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the reasonable request of such holder, prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) make available for inspection by each holder of such Registrable Units, the Sellers’ Counsel or any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by such holders or underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such registration statement; provided, that Information shall not be disclosed by the Inspectors unless: (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement; (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; or (iii) such Information has been made generally available to the public. The holders of such Registrable Units agree that they will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of such Information;

(j) in the case of an underwritten offering, use best efforts to obtain from its independent certified public accountants “comfort” letters in customary form and at customary times and covering matters of the type customarily covered by comfort letters;

(k) in the case of an underwritten offering, use best efforts to obtain from its counsel an opinion or opinions in customary form;

(l) provide a transfer agent and registrar (which may be the same Person and which may be the Company), for such Registrable Units;

(m) issue to any underwriter to which any seller of Registrable Units may sell shares in such offering certificates evidencing such Registrable Units;

(n) list such Registrable Units on any national securities exchange on which any of the Company’s Securities of the same class as the Registrable Units being registered are listed or, if such Securities are not listed on a national securities exchange, use reasonable best efforts to qualify such Registrable Units for inclusion on the automated quotation system of such national securities exchange as the holders of a majority of such Registrable Units shall request;

(o) otherwise comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

(p) subject to all the other provisions of this Agreement, use its commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Units contemplated hereby.

The Company may suspend the use of a prospectus included in any registration statement filed pursuant to this Agreement in the event that the Company is then in possession of material, non-public information, the disclosure of which the Board has determined in good faith would have a material adverse effect upon the Company. The Company may delay the filing or effectiveness of any registration statement for a period not to exceed ninety (90) days after the date of a request for registration if the Board has determined that such registration would have a material adverse effect upon the Company or its then current business plans; provided, however, that the Company may cause such delay only once during any twelve (12)-month period.

No holder of Registrable Units as to which any registration is being effected shall obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise as a result of this Article VIII.

Holders of Registrable Units as to which any registration is being effected shall be deemed to have agreed that, upon receipt of any notice from the Company (A) of the occurrence of any event of the kind described in Sections 8.4(d)(i), 8.4(d)(ii) or 8.4(d)(iii), (B) of the happening of any event contemplated by Section 8.4(h), or (C) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate, they will forthwith discontinue disposition of the Registrable Units covered by the registration statement or prospectus until such holder’s receipt of the copies of a supplemented or amended prospectus or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and such holder has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference into such prospectus.

8.5. Indemnification.

(a) In connection with any registration of any Registrable Units under the Securities Act pursuant to this Agreement, to the extent permitted by law, the Company shall indemnify and hold harmless the holders of Registrable Units, their officers, managers, directors, employees, and Affiliates, each underwriter, broker or any other Person acting on behalf of such holders of Registrable Units and each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act (each, a “Holder Indemnified Party”), against any losses, claims, damages and liabilities, joint or several, costs and reasonable expenses (including reasonable legal fees and expenses) (or actions in respect thereof) (collectively, “Registration Losses”) to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such Registration Losses, arise out of, are related to or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Units were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Units, or arise out of, are related to or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each Holder Indemnified Party for any reasonable legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such Registration Loss; provided, however, that the Company shall not be liable in any such case to the extent that any such Registration Loss, arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Units in reliance upon, and in conformity with, written information furnished to the Company by such holder or underwriter specifically for inclusion therein; provided further, however, that the foregoing indemnity shall not inure to the benefit of any underwriter, with respect to any preliminary prospectus from whom the Person asserting any Registration Losses purchased Registrable Units, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such underwriter to such Person, if required by law so to have been delivered, and if the prospectus (as so amended and supplemented) would have cured the defect giving rise to such Registration Loss, unless such failure to deliver the prospectus (as so amended and supplemented) was a result of noncompliance by the Company with Section 8.4(f).

(b) In connection with any registration of Registrable Units under the Securities Act pursuant to this Agreement, each seller of Registrable Units shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph of this Section 8.5) the Company, each officer of the Company, members of its Board, its members, stockholders, each officer who shall sign such registration statement, its other employees and Affiliates and each underwriter, broker or other Person acting on behalf of such seller, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and each other seller of Registrable Units under such registration statement (each a “Company Indemnified Party”) against any Registration Losses to which any Company Indemnified Party may become subject insofar as such Losses arise out of or are based upon an untrue statement of material fact in or the material misstatement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein or otherwise filed with the Commission, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Units, if such misstatement, statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter by such seller specifically for inclusion in such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; provided, however, that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Units, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited to, in the case of each seller of Registrable Units, an amount equal to the net proceeds actually received by such seller from the sale of Registrable Units effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 8.5, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to control the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 8.5, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity agreement provided in this Section 8.5.

(d) In the defense of any claim or litigation pursuant to this Section 8.5, the indemnifying party shall not, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement which imposes restrictions or non-monetary obligations on the indemnified party, nor shall the indemnifying party, without the prior written consent of the indemnified party, consent to entry of any judgment or enter into any settlement unless such judgment or settlement includes an unconditional release of each indemnified party from any liabilities arising out of such claim, action or proceeding.

(e) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director or controlling Person of such indemnified party and will survive the Transfer of Securities.

(f) If the indemnification provided for in this Section 8.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Registration Loss or if contribution under the Securities Act may be required on the part of a holder of Registrable Units, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such Registration Loss, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such Registration Loss as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the holders of such Registrable Units agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which did not take into account the equitable considerations referred to herein. The amount paid or payable to an indemnified party as a result of the Registration Losses shall be deemed to include, subject to the limitation set forth in Section 8.5(c), any legal or other expenses reasonably incurred in connection with investigating or defending the same. Notwithstanding the foregoing, in no event shall the amount contributed by a holder of such Registrable Units exceed the aggregate net proceeds received by such holder of Registrable Units from the sale of its Registrable Units.

8.6. Future Registration Rights. The Company shall not grant any registration rights which in any way adversely affect the registration rights granted hereunder without the prior written consent of the Class B Majority.

8.7. Registration Rights Expenses. Except as provided herein, all expenses incurred by the Company in complying with Sections 8.1 through 8.4 including all registration and filing fees (including all expenses incident to filing with FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants and reasonable fees and expenses of the Members and Sellers’ Counsel (collectively, “Registration Expenses”), shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Units shall not be borne by the Company but shall be borne by the holders of Registrable Units in proportion to the number of Registrable Units sold by each of them.

8.8. Holdback Agreement. If the Company at any time shall register Registrable Units under the Securities Act (including any registration pursuant to Sections 8.1 through 8.3) for sale to the public pursuant to a QIPO, the Equity Owners shall not sell publicly (other than sales or dispositions by Class B Members and Class C Members to members of their respective Groups and other than with respect to those Units included in such registration), make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Equity Securities (other than those Units included in such registration pursuant to Section 8.1 through 8.3) without the prior written consent of the Company for a period designated in writing by the Company to the Equity Owners, which period shall not begin more than ten (10) days prior to the effective date of such registration and shall not last more than one hundred eighty (180) days following the effective date of such registration, subject to customary extensions for earnings releases, material events and material announcements by the Company. Each holder of Registrable Units further agrees to execute such agreements as may be requested by the underwriters in any Public Offering that are consistent with the terms of this Section 8.8 or that are necessary to give further effect hereto.

8.9. Information by Holder. The Members shall furnish to the Company such written information regarding the Members, the Registrable Units held by such Member and the distribution proposed by any Member as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration referred to in this Agreement and the Company may exclude from such registration the Registrable Units of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

8.10. Exchange Act Compliance. From the date that a registration statement filed by the Company pursuant to the Exchange Act relating to any class of the Company’s Securities shall have become effective, the Company shall comply with all of the reporting requirements of the Exchange Act applicable to it and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144. The Company shall cooperate with the Members in supplying such information as may be necessary for the Members to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

ARTICLE IX

TRANSFER OF EQUITY SECURITIES

9.1. Additional Members. The Company shall require each Additional Member and each recipient of Class P Units, as a condition to the effectiveness of the receipt of Units and in the case of the Additional Member, the admission of such Person as an Additional Member, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit B (the “Joinder Agreement”), whereupon such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement as a Member or Class P Unit Holder.

9.2. Limitations on Transfers.

(a) No Transfer of any Applicable Securities by any Member shall become effective unless and until: (i) the Transferee (unless already subject to this Agreement) executes and delivers to the Company a Joinder Agreement, agreeing to be treated in the same manner as the transferring Member; and (ii) such Transfer is either (A) a Permitted Transfer or (B) otherwise made in compliance with this Article IX. Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the Transferred Applicable Securities in the same manner as the Transferring Member. The provisions regarding Transfers of Applicable Securities contained in this Article IX shall apply to all Applicable Securities now owned or hereafter acquired by a Member. Any Transfer of Applicable Securities by a Member not made in accordance with this Article IX shall be void ab initio. Except pursuant to Sections 9.5 and 9.6, no Class P Unit may be Transferred other than in accordance with the Class P Unit Grant Agreement applicable to such Class P Unit.

(b) Notwithstanding anything to the contrary contained herein, except as approved by the Board (including at least one (1) Eos Manager), no Member may Transfer any Applicable Securities to any Person (or to any Affiliate thereof): (i) who directly or indirectly competes with the Company or any of the Company’s Subsidiaries other than in connection with an Approved Sale or Realization Event; (ii) if the Transfer could result in the Company having more than one hundred (100) partners (within the meaning of Treasury Regulation Section 1.7704-1(h) after applying the look through rules of Treasury Regulation Section 1.7704-1(h)(3)) or could otherwise result in the Company being treated as a “publicly traded partnership”; or (iii) if the Transfer would terminate the partnership for purposes of Section 708 of the Code.

(c) Each Member shall, after complying with the provisions of this Agreement, but prior to any Transfer of Applicable Securities, give written notice to the Company of such proposed Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer. Upon request by the Company, each Member seeking to Transfer Applicable Securities shall deliver a written opinion, addressed to the Company, of counsel for such Member, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed Transfer does not involve a transaction requiring registration or qualification of such Applicable Securities under the Securities Act or the securities laws of any State of the United States; provided, however, that no such opinion shall be required for a Transfer which is a Permitted Transfer or a Transfer effected pursuant to Sections 9.3, 9.4(f), 9.5 or 9.6. Subject to compliance with the other provisions of this Agreement, if the Company does not request such an opinion within ten (10) Business Days of receipt of the notice, the Transferring Member shall be entitled to Transfer such Applicable Securities, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.

(d) Notwithstanding anything to the contrary contained herein, no Member shall be permitted to Transfer all or any part of their respective Applicable Securities to any Person prior to the date that is five (5) years from the Original Closing Date other than: (i) to Permitted Transferees; or (ii) pursuant to Sections 9.4(f) or 9.5.

(e) The Original Member, its Permitted Transferees and each Member that is an entity that was formed for the sole purpose of directly or indirectly acquiring Applicable Securities or that has no substantial assets other than Applicable Securities or direct or indirect interests in Applicable Securities agrees that: (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the restrictions on Transfer of shares as if such common stock or other equity interests were Applicable Securities; (ii) no shares of such common stock or other equity interests may be Transferred or issued to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Applicable Securities; and (iii) any transfer of such common stock or other equity interests shall be deemed to be a transfer of a pro rata number of Applicable Securities hereunder.

9.3. Co-Sale Rights.

(a) Subject to compliance with the other applicable provisions of this Agreement, if, at any time any of the Members or their respective Permitted Transferees (for purposes of this Section 9.3, any such Person, the “Co-Sale Transferor”) proposes to Transfer any Units (other than pursuant to a Permitted Transfer) to any Person (the “Co-Sale Transferee”), then the Co-Sale Transferor, at least thirty (30) days prior to the closing of such Transfer, shall deliver a notice (the “Co-Sale Notice”) to the other Members holding Units of the same class of Units that is the subject of such Co-Sale Notice or each of their Permitted Transferees (the “Other Members”) detailing the terms and conditions of the proposed Transfer and indicating that the Co-Sale Transferee has: (i) been informed of the co-sale rights provided for in this Section 9.3; and (ii) agreed to purchase such Units in accordance with the terms hereof.

(b) The Co-Sale Transferor shall not be permitted to Transfer any Units to the Co-Sale Transferee unless the Other Members are permitted to Transfer their respective Co-Sale Pro Rata Amount of the aggregate number of such Units to which the Co-Sale Offer relates, to the extent the Other Members have timely delivered a Tag-Along Notice in accordance with Section 9.3(d).

(c) The Co-Sale Transferor shall, in addition to complying with the provisions of this Section 9.3, comply with the other provisions of this Article IX.

(d) Within thirty (30) days after delivery of the Co-Sale Notice, each Other Member may elect to participate in the proposed Transfer by delivering to such Co-Sale Transferor a notice (the “Tag-Along Notice”) specifying the number of Units (up to his, her or its Co-Sale Pro Rata Amount) with respect to which such Other Member shall exercise his, her or its rights under this Section 9.3. For purposes of this Section 9.3, each Other Member may aggregate his, her or its Co-Sale Pro Rata Amount among Other Members in his, her or its Group to the extent that such Other Members in his, hers or its Group do not elect to sell their respective Co-Sale Pro Rata Amounts.

9.4. Preemptive Rights.

(a) If the Company proposes to issue any New Securities to any Person, the Company shall, before such issuance, deliver to the Class F Members, Class E Members, the Class D Members, the Class C Members, the Class B Members and the Original Member (except to the extent such Members are not Accredited Investors) (collectively, and including their Permitted Transferees who are Members, the “Subscribing Members”) a written notice offering to issue to the Subscribing Members such New Securities upon the terms set forth in this Section 9.4 (the “Preemptive Offer Notice”). The Preemptive Offer Notice shall state that the Company proposes to issue New Securities and shall set forth the number and terms and conditions (including the purchase price) of such New Securities. The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of ten (10) days (the “Preemptive Offer Period”) from the date of its delivery.

(b) Each Subscribing Member may accept the Preemptive Offer by delivering to the Company a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period. The Purchase Notice shall state the number (the “Preemptive Offer Number”) of New Securities such Subscribing Member desires to purchase. If the sum of all Preemptive Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Subscribing Members that delivered a Purchase Notice in accordance with their respective Pro Rata Amounts.

(c) The issuance of New Securities to the Subscribing Members who delivered a Purchase Notice shall be made on a Business Day, as designated by the Company, not less than ten (10) and not more than sixty (60) days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 9.4.

(d) If the number of New Securities exceeds the sum of all Preemptive Offer Numbers, the Company may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) days after expiration of the Preemptive Offer Period. If such issuance is not made within such ninety (90)-day period, the restrictions provided for in this Section 9.4 shall again become effective.

(e) For purposes of this Section 9.4, each Subscribing Member may aggregate his, her or its Pro Rata Amount among other Subscribing Members in his, her or its Group to the extent that other Subscribing Members in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

(f) Notwithstanding anything to the contrary contained herein, the Company may, in order to expedite the issuance of the New Securities under this Section 9.4(f), issue all or a portion of the New Securities to one or more Persons (each, an “Initial Subscribing Investor”), without complying with the provisions of this Section 9.4; provided, that prior to such issuance, either: (i) each Initial Subscribing Investor agrees to offer to sell to each Member who is an Accredited Investor and who is not an Initial Subscribing Investor (each such Member, an “Other Accredited Member”) his or its respective Pro Rata Amount of such New Securities on the same terms and conditions as issued to the Initial Subscribing Investors; or (ii) the Company shall offer to sell an additional amount of New Securities to each Other Accredited Member only in an amount and manner which provides such Other Accredited Members with rights substantially similar to the rights outlined in Sections 9.4(b) and 9.4(c). The Initial Subscribing Investors or the Company, as applicable, shall offer to sell such New Securities to each Other Accredited Member within sixty (60) days after the closing of the purchase of the New Securities by the Initial Subscribing Investors.

9.5. Drag-Along Rights.

(a) At any time that the Board (including at least one (1) Eos Manager, except in the case of a Qualified Sale) shall approve the Sale of the Company to one or more Persons (an “Approved Sale”), each Equity Owner and the Company shall consent to and raise no objections against the Approved Sale (other than as permitted pursuant to Section 6.3), and if such Approved Sale is structured as: (i) a merger or consolidation of the Company or a sale of all or substantially all of the Company’s assets, each Equity Owner shall, and hereby does, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) a sale of Equity Securities (whether directly or indirectly through the sale of an Equity Owner), each Equity Owner shall, and hereby does, agree to sell their Equity Securities (whether directly or indirectly through the sale of an Equity Owner) on the terms and conditions approved by the Board, and in each such instance shall waive any claims any Equity Owner may have against the Board in connection with such Approved Sale. Each Equity Owner (in its capacity as an Equity Owner and, if applicable, an officer) and the Company shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide the representations, warranties, indemnities (jointly and severally with respect to any escrow amounts and on a several basis thereafter), covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below; provided that any Approved Sale shall be structured such that the applicable Eos Member and the applicable Highland Member may sell in such Approved Sale, in lieu of Units held by such Members, a number of shares of capital stock in such Member (or stock, units or other equity interest of any Person that owns such Member) representing an indirect interest in the Company that represents an equivalent ownership interest as the number of Units to be included in the Approved Sale. The Members shall not be required to comply with, and shall have no rights under, Sections 9.1 through 9.4 in connection with any Approved Sale.

(b) The Company shall provide the Equity Owners with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof setting forth in reasonable detail the terms (including price, time and form of payment) of any Approved Sale. Each Equity Owner shall receive the same portion of the aggregate consideration from such Approved Sale that such Equity Owner would have received if such aggregate consideration (in the case of a Company Asset Sale, after payment or provision for all liabilities) had been distributed by the Company pursuant to Section 4.1(c).

(c) Each Equity Owner and the Company hereby grants an irrevocable proxy and power of attorney to any nominee of the Board (the “Board Nominee”) to take all reasonable actions and execute and deliver all documents deemed reasonably necessary and appropriate by such Person to effectuate the consummation of any Approved Sale. The proxies and powers granted by the Equity Owners hereunder are coupled with an interest and are given to secure the performance of the Equity Owners’ obligations hereunder. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability or bankruptcy of any Equity Owner or Permitted Transferee thereof. The Equity Owners hereby agree to indemnify, defend and hold the Board Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Approved Sale (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby absent gross negligence or fraud.

9.6. Realization Event.

(a) At any time following the fifth (5th) anniversary of the Original Closing Date, the Class B Majority (for purposes of this Section 9.6, collectively, the “Requesting Investor”) may deliver a written notice to: (i) the Board (a “Realization Investor Notice”), directing the Company to pursue strategic alternatives, including, but not limited to, a Sale of the Company, Public Offering, merger, recapitalization, refinancing or other similar Liquidity Event, including a transaction that is sponsored by the executives of the Company (in each case, a “Realization Event”), and identifying an independent investment bank (the “Investment Bank”) to advise on such strategic alternatives, in accordance with this Section 9.6; and/or (ii) each of the Members other than the Eos Members (for purposes of this Section 9.6, a “Realization Member Notice”) indicating that the Requesting Investor is electing to pursue a Realization Event that does not require any action by the Company and identifying the Investment Bank. Upon receipt of a Realization Investor Notice, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the Realization Event in accordance with this Section 9.6. Upon receipt of a Realization Member Notice, each Member shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the Realization Event in accordance with this Section 9.6.

(b) The Investment Bank shall submit a report to the Requesting Investor and the Board, or upon a Triggering Event, the Realization Event Committee, outlining alternatives for a Realization Event that will achieve the highest value reasonably available within a reasonable period of time. The Company and the Members agree to cooperate with the Investment Bank in accordance with any procedures set forth in such report with respect to the proposed Realization Event, and agree to use their reasonable best efforts to reach agreement on the terms and conditions for such Realization Event, and will retain independent legal counsel selected by the Realization Event Committee to advise the Company and the Members on such Realization Event.

(c) For purposes of the foregoing, in the event of a disagreement on the terms and conditions for the Realization Event among the Members, the final determination of such terms and conditions shall be made by the Requesting Investor or the Realization Event Committee, as applicable, and thereafter the Requesting Investor or the Realization Event Committee, as applicable, shall have the right to cause the Company, or the Members, as the case may be, to expeditiously consummate such Realization Event on the terms so determined. In connection with any Realization Event pursuant to this Section 9.6, the provisions set forth in Sections 9.5(a) and (b) shall apply, mutatis mutandis, with respect to such Realization Event as if the Requesting Member is the Board and the Realization Event is the Approved Sale. The Company agrees to pay all reasonable fees and expenses of the Requesting Investor, the Investment Bank and such legal counsel in connection with such Realization Event.

(d) Each Equity Owner agrees that, if at any time such Equity Owner is then entitled to vote with respect to any matter for which the approval of Equity Owners may be required or requested in connection with a Realization Event, such Equity Owner shall vote such Equity Owner’s Equity Securities or execute written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of the Members) in order to approve such matter. In order to secure the foregoing obligations, each Equity Owner hereby appoints any Person designated by the Requesting Investor (the “Investor Nominee”) as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of the Equity Securities in favor of any such matter related to the Realization Event, and the Investor Nominee may exercise the irrevocable proxy granted to the Investor Nominee hereunder at any time any Equity Owner fails to comply with this Section 9.6. The proxies and powers granted by the Equity Owners hereunder are coupled with an interest and are given to secure the performance of the Equity Owners’ obligations hereunder. Such proxies and powers shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability or bankruptcy of any Equity Owner or Permitted Transferee thereof. The Equity Owners hereby agree to indemnify, defend and hold the Investor Nominee harmless (severally in accordance with their pro rata share of the consideration received in any such Realization Event (and not jointly and severally)) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from its exercise of the proxy and power of attorney granted hereby.

9.7. Sale of the Company. If pursuant to any provision of this Agreement (determined without regard to this Section 9.7) any Class B Member, Class C Member, Class D Member, Class E Member or Class F Member is to Transfer its Units in the Company, the shares of common stock or similar securities of the Class B Member, Class C Member, Class D Member, Class E Member or Class F Member shall, at the option of such Class B Member, Class C Member, Class D Member, Class E Member or Class F Member, be Transferred rather than the Units held by such Class B Member, Class C Member, Class D Member, Class E Member or Class F Member. Each of the Company and each Member shall use its respective best efforts to ensure that the applicable transaction is structured as a sale of the shares of common stock or similar securities of the Class B Members, Class C Members, Class D Members, Class E Members or Class F Members rather than a sale of the Units held by the Class B Members, Class C Members, Class D Members, Class E Members or Class F Members. To the extent a transaction is structured as a sale of the common stock or similar securities of the Class B Members, Class C Members, Class D Members, Class E Members or Class F Members, the proceeds for such securities shall equal the allowable share of the Class B Members, Class C

Members, Class D Members, Class E Members or Class F Members, based on their Units in the Company, of the proceeds received for the Units in the Company and such securities of the Class B Members, Class C Members, Class D Members, Class E Members or Class F Members as part of the same transaction.

9.8. Legend. In the event that certificates representing the Equity Securities are issued (the “Certificated Units”), such certificates will bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN AN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF DECEMBER 8, 2014, AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING TRUE SCIENCE DELAWARE HOLDINGS, LLC (THE “COMPANY”) AND BY AND AMONG CERTAIN INVESTORS AND ANY CLASS P UNIT GRANT AGREEMENT (AS APPLICABLE). A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

ARTICLE X

BOOKS, RECORDS, ACCOUNTING AND REPORTS

10.1. Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including (a) all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 10.3 or pursuant to applicable laws (the “Books and Records”). All matters concerning: (i) the determination of the relative amount of allocations and distributions among the Equity Owners pursuant to Articles III and IV; and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the Board.

10.2. Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall constitute the twelve (12) month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board that is permitted under the Code and the Treasury Regulations.

10.3. Reports. The Company shall deliver to the Eos Members, the Highland Members, the Original Member, any other Class C Member and any other Class F Member (a) within thirty (30) days after the end of each calendar month, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such calendar month and for the period from the beginning of the Fiscal Year to the end of such calendar month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such calendar month (all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments), (b) within forty-five (45) days after the end of each Fiscal Quarter which does not coincide with the end of the Fiscal Year, unaudited consolidated statements of income and cash flows of each of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, consolidated balance sheets of each of the Company and its Subsidiaries as of the end of such Fiscal Quarter (all prepared in accordance with GAAP, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments), (c) within ninety (90) days after the end of each Fiscal Year, audited consolidated statements of income and cash flows of each of the Company and its Subsidiaries for such Fiscal Year, and consolidated balance sheets of the of the Company and its Subsidiaries as of the end of such Fiscal Year (all prepared in accordance with GAAP, consistently applied), and (d) within ninety (90) days after the completion of each Fiscal Year, the annual budgets for the Company and its Subsidiaries. If there are any Financing Documents in place, the Company shall deliver to the Eos Members, the Highland Members and the Original Member all reports, compliance certificates and other materials (including financial projections, if any) delivered to the lenders pursuant to such Financing Documents in accordance with the time frames set forth therein. For the avoidance of doubt, the financial statements delivered pursuant to this Section 10.3 shall include comparisons to budget and prior year periods, in each case in a manner consistent with past practices. Upon the written request of any Eos Member, Highland Member or the Original Member, the Company shall deliver to one designated representative of the Eos Members, the Highland Members or the Original Member, as applicable: (i) any information or data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested; (ii) promptly upon becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (iii) a current list of the name and last known business, residence or mailing address of each Equity Owner; and (iv) a copy of the then current written limited liability company agreement and certificate of formation of the Company, together with executed copies of any written powers of attorney pursuant to which the limited liability company agreement and any certificate and all amendments thereto have been executed.

10.4. Transmission of Communications. Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice or other communication received from the Board to such other Person or Persons.

10.5. Inspection. Subject to compliance with Section 7.2, the Company shall provide the Members with reasonable access to the Books and Records and the Members shall have the right, upon reasonable prior notice to the Board, to visit the premises of the Company during normal business hours to inspect and make copies of the Books and Records. In addition to the foregoing, the Company shall provide the Members with reasonable access to management of the Company.

ARTICLE XI

TAX MATTERS

11.1. Tax Year. The Taxable Year of the Company shall be its Fiscal Year.

11.2. Filing of Tax Returns.

(a) The Company shall be responsible for timely filing all Tax returns of the Company. The Company shall timely furnish to each Equity Owner its IRS Form K-1 for each Taxable Year and any similar forms required for state or local Tax purposes; provided, however, that: (i) a final IRS Form K-1 shall be provided no later than March 15 of the year immediately succeeding the relevant Tax year; and (ii) on or prior to February 15 of each year, the Company shall furnish to each Equity Owner an estimate of the amount of net taxable income or loss that will be allocated to such Equity Owner for the immediately prior Taxable Year and an estimate of how such net taxable income or loss shall be apportioned (or allocated) among (or to) the various states in which the Company conducts (or is deemed to conduct) business. At least thirty (30) days prior to the filing the IRS Form 1065 and completing the IRS Forms K-1, the Company shall provide to each Member a draft of such returns for such Member’s review and comment.

(b) Each Equity Owner shall furnish to the Company all pertinent information in its possession relating to the Equity Owner or the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and filed or for the Company to determine Tax Distributions.

(c) Any balance sheet prepared for any tax return of the Company shall, unless otherwise determined by the Board or required under applicable law, be prepared in accordance with the same methods of accounting used for purposes of determining Capital Accounts.

(d) Each Equity Owner shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably requested by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Equity Owner under applicable Tax laws.

11.3. Tax Elections.

(a) Except as otherwise provided by this Agreement, all elections and decisions required or permitted to be made by the Company under any applicable Tax law shall be made by the Board.

(b) The Tax Matters Member is hereby designated as the “tax matters partner” for the Company within the meaning of Code Section 6231(a)(7); provided, however, that the Tax Matters Member shall: (i) receive the consent of the Board prior to taking any material action in connection with its representation of the Company before the Internal Revenue Service or other Governmental Authority (including entering any agreement to extend any statute of limitations with respect to a material Tax, make a material Tax election, or settling a material Tax claim); (ii) keep the Board reasonably informed regarding any communication it has received from the Internal Revenue Service or other Governmental Authority relating to any material Tax matter of the Company and shall provide the Board with a copy of any written correspondence received; and (iii) promptly provide the Board with a detailed account of all states of any administrative or judicial proceedings relating to Company Tax matters and shall provide the Board with sufficient notice to enable to the Board to participate in such proceedings.

(c) Except in connection with a Conversion Event, no Equity Owner (including the Tax Matters Member), agent or employee of the Company is authorized to, or may, file Internal Revenue Service Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for income tax purposes, in accordance with Treasury Regulation Section 301.7701-3. Notwithstanding anything to the contrary in this Agreement, if True Science fails to distribute to the Company an amount of cash equal to any Estimated Tax Distribution required to be made by the Company to the Equity Owners within thirty (30) days after the date on which such Estimated Tax Distribution was required to be made, then the Company shall, upon receipt of written notice from the Class B Majority, cause True Science to file Internal Revenue Service Form 8832 (or such alternative or successor form) to elect to have True Science be classified as a corporation for income tax purposes, in accordance with Treasury Regulation Section 301.7701-3, with such election having an effective date elected by the Class B Majority and permitted by the Code on behalf of the Company and True Science (the “Corporation Election”). If the Company fails to cause True Science to file such form within five (5) Business Days of the Company’s receipt of written notice from the Class B Majority, each of the Eos Members is hereby granted an irrevocable proxy, coupled with an interest, to file such form on behalf of True Science.

(d) By executing this Agreement, the Equity Owners and the Company agree that the Board shall take such actions (including amending this Agreement) as may be required by any authority with respect to the taxation of “profits interests” to conform to the tax consequences under Revenue Procedure 93-27 and Revenue Procedure 2001-43; provided, that the Board cannot take any action pursuant to this Section 11.3(d) if it would result in any Equity Owner receiving an after-tax return that is less than such Equity Owner would have received had such amendments not been made and the profits interest been taxed in accordance with Revenue Procedure 93-27 and Revenue Procedure 2001-43.

ARTICLE XII

WITHDRAWAL AND RESIGNATION OF MEMBERS

12.1. Withdrawal and Resignation of Members. Except in connection with any Transfer in compliance with Article IX, no Member shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article IX without the prior written consent of the Board (which consent may be withheld by the Board in its discretion), except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to Article IX, such Member shall cease to be a Member. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Member’s Capital Account (and corresponding voting and other rights) shall be proportionately reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

13.1. Dissolution. The Company shall not be dissolved by the admission of Additional Members. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a) subject to Section 6.3, at any time upon the written request of the Board; or

(b) the entry of a decree of judicial dissolution of the Company under the Delaware Act.

Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence. Any withdrawal of a Member shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

13.2. Liquidation. On the dissolution of the Company, the Board shall act as liquidator or (in its discretion) may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a) the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(b) the liquidators shall promptly distribute the Company’s remaining assets to the Equity Owners in accordance with their positive balances in the Capital Accounts.

Any non-cash (or non-cash equivalent) assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article IV. In making such distributions, the liquidators shall allocate each type of remaining assets (i.e., cash or cash equivalents, capital stock of the Company’s Subsidiaries, etc.) among the Equity Owners ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Equity Owner. The distribution of cash and/or property to an Equity Owner in accordance with the provisions of this Section 13.2 constitutes a complete return to the Equity Owner of such Equity Owner’s Capital Contributions and a complete distribution to the Equity Owner of such Equity Owner’s interest in the Company and all the Company’s property and constitutes a compromise to which all Equity Owners have consented within the meaning of the Delaware Act. To the extent that an Equity Owner returns funds to the Company, it has no claim against any other Equity Owner for those funds.

13.3. Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.3.

13.4. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 in order to minimize any losses otherwise attendant upon such winding up.

13.5. Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Equity Owners (it being understood that any such return shall be made solely from Company assets).

13.6. Liquidity Event. Except to the extent a Liquidity Event is governed by Section 13.2, each Equity Owner shall receive the same portion of the aggregate consideration from a Liquidity Event that such Equity Owner would have received in respect of such Equity Owner’s Units if such aggregate consideration (in the case of a Company Asset Sale, after payment or provision for all liabilities) had been distributed by the Company pursuant to Section 4.1(c).

ARTICLE XIV

CONVERSION

In the event that a Conversion Event shall occur, the Board shall, without any vote or consent of the Members other than as required pursuant to Section 6.3, take all necessary and desirable action to incorporate the Company or take such other action as it may deem advisable, including (A) dissolving the Company, creating one or more Subsidiaries of the newly formed corporation and transferring to such Subsidiaries any or all of the assets of the Company (including by merger), (B) causing the Equity Owners to exchange their Units for shares of the newly formed corporation, or (C) effecting the conversion of the Company into a corporation pursuant to Section 18-216 of the Delaware Act; provided that any such actions shall be structured in a tax-efficient manner for all Members. In connection with any such transaction, the Equity Owners shall receive, in exchange for their respective Units, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest and other rights and obligations in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications (as reasonably determined by the Board) required solely as a result of the conversion to corporate form. At the time of such transaction, the Equity Owners shall, and hereby agree to, take any and all actions deemed reasonably necessary and appropriate by the Board to effect such transaction, including entering into a stockholders’ agreement providing for, among other provisions: (i) the restrictions on Transfer set forth in this Agreement; provided, that such restrictions shall not apply to (x) sales in Public Offerings, (y) sales in accordance with Rule 144, or (z) subject to Section 8.8, to sales following the consummation of a QIPO; (ii) an agreement to vote all shares of capital stock held by them to elect the board of directors of the new corporation in accordance with this Agreement; and (iii) an arrangement to reflect the economic agreements among the Equity Owners reflected herein. Prior to consummating any such transaction, the Board shall approve the proposed forms of a certificate of incorporation, bylaws, stockholders’ agreement and any other governing documents proposed to be established for such corporation and its Subsidiaries, if any, all of which shall, as nearly as practicable (as reasonably determined by the Board), reflect the rights and obligations of the Equity Owners under this Agreement and comparable agreements applicable to any Subsidiary as of the date of such transaction.

ARTICLE XV

TERMINATION

15.1. Termination of this Agreement. This Agreement shall terminate automatically, without further act or deed of any other Person, upon and after the occurrence of (a) a Conversion Event or (b) any Sale of the Company (other than a sale of all or substantially all of the Company’s assets) resulting in aggregate net proceeds received by the Eos Members equal to not less than the amount to which they would be entitled under Section 4.1(c) as of the date of the consummation of such Sale of the Company; provided, however, that the provisions of Sections 5.12, 5.13, 6.4, 7.2 and 8.5, Article XVI and this Article XV, shall survive such termination. Notwithstanding the foregoing or anything to the contrary set forth herein, the provisions of Article VIII shall survive until the Company’s obligations thereunder are fully performed.

ARTICLE XVI

GENERAL PROVISIONS

16.1. Amendments, Modifications, Waivers, Consents; Exercise of Rights. Subject to Section 6.3, this Agreement may be amended, modified or waived in writing only with the consent of each of a Class A Majority and a Class B/C Majority, and such amendment, modification or waiver shall be binding upon and effective as to each other Member and Equity Owner; provided, however, that (i) any amendment, modification, consent or waiver that has or would have a disproportionately adverse effect on any specific Member including, without limitation, on the rights, preferences, powers and privileges hereunder of any specific Member or that requires any additional capital contribution or increases the liability of any specific Member in a disproportionately adverse manner, shall not be effective without the consent of such Member; provided further, that any amendment, modification or waiver of Sections 5.3(b)(ii) and 5.9, shall not be effective without the consent of the Highland Members. In addition, in exercising any consent rights contained herein, the Eos Member and the Eos Manager, as applicable, shall not consent to any action that has or would have a disproportionately adverse effect (i) on the Highland Class B Member in its capacity as a Class B Member as compared to the Eos Class B Member in its capacity as a Class B Member or (ii) the Highland Class C Member in its capacity as a Class C Member compared to the Eos Class C Member in its capacity as a Class C Member.

16.2. Title to Company Assets. Assets of the Company shall be deemed to be owned by the Company as an entity, and no Equity Owner, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Legal title to any or all assets of the Company may be held in the name of the Company, the Board or one or more nominees, as the Board may determine. Any assets of the Company for which legal title is held in the name of the Board or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All assets of the Company shall be recorded as the property of the Company on its Books and Records, irrespective of the name in which legal title to such assets of the Company is held.

16.3. Remedies. Each Equity Owner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

16.4. Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not; provided, however, that this Agreement shall inure to the benefit of successors and assigns only in the event of Transfers in compliance with Article IX. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, except for (a) the Managers; (b) with respect to the matters contemplated by Section 5.3, Eos Partners and ECP IV, and (c) with respect to the matters contemplated by Section 8.5, Holder Indemnified Parties, each of which is an express third party beneficiary entitled to enforce such provisions.

16.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.6. Counterparts. This Agreement may be executed and delivered by facsimile or portable document format (.pdf) and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.7. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

16.8. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16.9. Addresses and Notices. All notices, demands, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively delivered to and received by a party: (i) upon personal delivery; (ii) if sent by fax with confirmation that the proper number of pages were transmitted without error to such party’s fax number, on the Business Day the fax was sent if delivered during normal business hours, or else on the next succeeding Business Day; (iii) five (5) days after having been sent by certified United States postal mail with return receipt requested to such party’s address; or (iv) on the day of delivery if delivered by nationally recognized overnight courier with confirmation of delivery to such party’s address. Such notices, demands, requests and other communications shall be sent to the address for such recipient set forth in the Company’s Books and Records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.6.

16.10. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions or the Company’s capital or property other than as a secured creditor.

16.11. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

16.12. Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

16.13. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16.14. Opt-in to Article 8 of the Uniform Commercial Code. The Members hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

16.15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 16.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

16.16. Survival. Sections 5.12, 5.13, 6.4, 7.2, 8.5, Article XV and this Article XVI shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.

16.17. Acknowledgements. Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, Equity Owner shall be deemed to acknowledge to the Board as follows: (a) the determination of such Equity Owner to purchase Units (pursuant to this Agreement or otherwise) and any other agreement referenced herein has been made by such Equity Owner independent of any other Equity Owner and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Equity Owner or by any agent or employee of any other Equity Owners and (b) no other Equity Owner has acted as an agent of such Equity Owner in connection with making its investment hereunder and that no other Equity Owner shall be acting as an agent of such Equity Owner in connection with monitoring its investment hereunder.

16.18. Reservation of Other Business Opportunities. No business opportunities other than those actually exploited by the Company on the date of execution hereof shall be deemed the property of the Company, and any Manager or Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description; and neither any other Manager or Member nor the Company shall have any rights by virtue hereof in and to such other business ventures, or to the income or profits derived therefrom. No Manager or Member shall have any obligation to communicate, present or offer first to the Company or any of its Subsidiaries any business opportunity or venture of any kind. The provisions of this Section 16.18 shall be subject to, and not in any way affect the enforceability of, any separate agreement by a Manager or Member or any Affiliate thereof restricting or prohibiting certain business activities of such Manager or Member or such Affiliate(s) thereof (in this Agreement or otherwise).

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

TRUE SCIENCE DELAWARE HOLDINGS, LLC

By:	/s/ Cord Christensen
Name: Cord Christensen
Title: CEO

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

EOS MEMBERS:

EOS TS INVESTOR CO.

By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

ECP IV TS INVESTOR CO.

By:	/s/ Steven M. Friedman
Name: Steven M. Friedman
Title: President

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

HIGHLAND MEMBERS:

HIGHLAND CONSUMER FUND I LIMITED PARTNERSHIP
By:	Highland Consumer GP Limited Partnership
By:	Highland Consumer GP GP LLC

By:	/s/ Thomas G. Stemberg
Name: Thomas G. Stemberg Title: Managing General Partner

HCF - TS BLOCKER CORP.

By:	/s/ Thomas G. Stemberg
Name: Thomas G. Stemberg Title: President

HIGHLAND CONSUMER ENTREPRENEURS FUND I LIMITED PARTNERSHIP
By:	Highland Consumer GP Limited Partnership
By:	Highland Consumer GP GP LLC

By:	/s/ Thomas G. Stemberg
Name: Thomas G. Stemberg Title: Managing General Partner

ROCKHURST, LLC

By:
Name:
Title:

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

ORIGINAL MEMBER:

TRUE SCIENCE FOUNDERS, LLC

By:	/s/ Cord Christensen
Name: Cord Christensen
Title: Manager

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

LABORE:

LABORE ET HONORE, LLC

By:	/s/ James Clarke
Name: James Clarke
Title: MGR.

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

RON KENNEDY:

/s/ Ron Kennedy
Ron Kennedy

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

CHRISTENSEN:

CHRISTENSEN CLASS F, LLC

By:	/s/ Cord Christensen
Name: Cord Christensen
Title: Manager

[Signature Page to Fifth A&R True Science Delaware Holdings LLC Agreement]

EXHIBIT B

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Fifth Amended and Restated Limited Liability Company Agreement dated as of December 8, 2014, by and among True Science Delaware Holdings, LLC and each of the Equity Owners which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a [Class F Member]/[Class E Member]/[Class D Member]/[Class C Member]/[Class B Member]/[Class A Member]/[Class P Unit Holder]/[Original Member]/[Eos Member]/[Highland Member] thereunder.

Name:
Address for	with copies
Notices:	to: